                                             As Filed Pursuant to Rule 424(b)(3)
                                             Registration No. 333-62246


STRATEGIC PARTNERS(SM)
SELECT
VARIABLE ANNUITY
--------------------------------------------------------------------------------
PROSPECTUS: MAY 1, 2004

THIS PROSPECTUS DESCRIBES AN INDIVIDUAL VARIABLE ANNUITY CONTRACT OFFERED BY PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY (PRUCO LIFE OF NEW JERSEY). PRUCO LIFE OF NEW JERSEY IS AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF THE PRUDENTIAL INSURANCE COMPANY OF AMERICA.

The Funds
------------------------------------------------------------

Strategic Partners Select offers a wide variety of investment choices, including variable investment options that invest in underlying mutual funds managed by these leading asset managers.

Prudential Investments LLC
Jennison Associates LLC
A I M Capital Management, Inc.
Alliance Capital Management, L.P.
Calamos Asset Management, Inc.
Davis Advisors
Deutsche Asset Management Investment Services Limited
The Dreyfus Corporation
GE Asset Management, Incorporated
Goldman Sachs Asset Management, L.P.
Hotchkis and Wiley Capital Management LLC
Janus Capital Management LLC
J.P. Morgan Investment Management Inc.
Massachusetts Financial Services Company (MFS)
Pacific Investment Management Company LLC (PIMCO)
Salomon Brothers Asset Management
State Street Research and Management Company
William Blair & Company, LLC

Please Read this Prospectus
------------------------------------------------------------

Please read this prospectus before purchasing a Strategic Partners Select variable annuity contract and keep it for future reference. The Risk Factors section relating to the market value adjustment option appears on page 10 of this prospectus. The current prospectuses for the underlying mutual funds contain important information about the mutual funds. When you invest in a variable investment option that is funded by a mutual fund, you should read the mutual fund prospectus and keep it for future reference.


To Learn More About
Strategic Partners Select
------------------------------------------------------------

To learn more about the Strategic Partners Select variable annuity, you can request a copy of the Statement of Additional Information (SAI) dated May 1, 2004. The SAI has been filed with the Securities and Exchange Commission (SEC) and is legally a part of this prospectus. Pruco Life of New Jersey also files other reports with the SEC. All of these filings can be reviewed and copied at the SEC's offices, and can also be obtained from the SEC's Public Reference Room, 450 5th Street N.W., Washington, D.C. 20549-0102. You may obtain information on the operation of the Public Reference Room by calling the SEC at
(202) 942-8090. The SEC also maintains a Web site (http://www.sec.gov) that contains the Strategic Partners Select SAI, material incorporated by reference, and other information regarding registrants that file electronically with the SEC. The Table of Contents of the SAI is on page 49 of this prospectus.

For a Free Copy of the SAI call us at:
------------------------------------------------------------

----  (888) PRU-2888 or write to us at:

---- Prudential Annuity Service Center
      P.O. Box 7960
      Philadelphia, PA 19101



THE SEC HAS NOT DETERMINED THAT THIS CONTRACT IS A GOOD INVESTMENT, NOR HAS THE SEC DETERMINED THAT THIS PROSPECTUS IS COMPLETE OR ACCURATE. IT IS A CRIMINAL OFFENSE TO STATE OTHERWISE. INVESTMENT IN A VARIABLE ANNUITY CONTRACT IS SUBJECT TO RISK, INCLUDING THE POSSIBLE LOSS OF YOUR MONEY. AN INVESTMENT IN STRATEGIC PARTNERS SELECT IS NOT A BANK DEPOSIT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

STRATEGIC PARTNERS(SM) IS A SERVICE MARK OF THE PRUDENTIAL INSURANCE COMPANY OF
AMERICA                                                               0RD01009NY

CONTENTS
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
                                       PART I: STRATEGIC PARTNERS SELECT PROSPECTUS
                                       ------------------------------------------------------------

                                       SUMMARY
                                       ------------------------------------------------------------
                                                Glossary...........................................      6
                                                Summary............................................      8
                                                Risk Factors.......................................     10
                                                Summary of Contract Expenses.......................     12
                                                Expense Examples...................................     15

                                       PART II: STRATEGIC PARTNERS SELECT PROSPECTUS
                                       ------------------------------------------------------------

                                       SECTIONS 1-9
                                       ------------------------------------------------------------

                                           Section 1: What Is The Strategic Partners Select
                                             Variable Annuity?.....................................     18
                                                Short Term Cancellation Right or "Free Look".......     18

                                           Section 2: What Investment Options Can I Choose?........     20
                                                Variable Investment Options........................     20
                                                Interest-Rate Options..............................     28
                                                Transfers Among Options............................     28
                                                Additional Transfer Restrictions...................     29
                                                Dollar Cost-Averaging..............................     30
                                                Asset Allocation Program...........................     31
                                                Auto Rebalancing...................................     31
                                                Voting Rights......................................     31
                                                Substitution.......................................     31

                                           Section 3: What Kind Of Payments Will I Receive During
                                             The Income Phase? (Annuitization).....................     32
                                                Payment Provisions.................................     32
                                                    Option 1: Annuity Payments for a Fixed
                                                      Period.......................................     32
                                                    Option 2: Life Annuity with 120 Payments (10
                                                      Years) Certain...............................     32
                                                    Option 3: Interest Payment Option..............     32
                                                    Other Annuity Options..........................     33
                                                Tax Considerations.................................     33

                                           Section 4: What Is The Death Benefit?...................     34
                                                Beneficiary........................................     34
                                                Calculation of the Death Benefit...................     34
                                                Death of Owner or Joint Owner......................     34

                                           Section 5: How Can I Purchase A Strategic Partners
                                             Select Contract?......................................     36
                                                Purchase Payments..................................     36
                                                Allocation of Purchase Payments....................     36
                                                Calculating Contract Value.........................     36

                                           Section 6: What Are The Expenses Associated With The
                                             Strategic Partners Select Contract?...................     37
                                                Insurance Charges..................................     37
                                                Annual Contract Fee................................     37
                                                Withdrawal Charge..................................     37
                                                Taxes Attributable to Premium......................     38
                                                Transfer Fee.......................................     38
                                                Company Taxes......................................     38
                                                Underlying Mutual Fund Fees........................     38

--------------------------------------------------------------------------------

                                           Section 7: How Can I Access My Money?...................     39
                                                Withdrawals During the Accumulation Phase..........     39
                                                Automated Withdrawals..............................     39
                                                Suspension of Payments or Transfers................     39

                                           Section 8: What Are The Tax Considerations Associated
                                             With The Strategic Partners Select Contract?..........     40
                                                Contracts Owned By Individuals (Not Associated with
                                                  Tax Favored Retirement Plans)....................     40
                                                Contracts Held by Tax Favored Plans................     43

                                           Section 9: Other Information............................     47
                                                Pruco Life Insurance Company of New Jersey.........     47
                                                The Separate Account...............................     47
                                                Sale and Distribution of the Contract..............     47
                                                Litigation.........................................     48
                                                Assignment.........................................     48
                                                Financial Statements...............................     49
                                                Statement of Additional Information................     49
                                                Householding.......................................     49
                                                Market Value Adjustment Formula....................     50
                                                IRA Disclosure Statement...........................     52
                                                Appendix...........................................     56
                                                    Accumulation Unit Values.......................     57

                                       PART III: PROSPECTUSES
                                       ------------------------------------------------------------

                                       VARIABLE INVESTMENT OPTIONS
                                       ------------------------------------------------------------

                                        THE PRUDENTIAL SERIES FUND, INC.

                                        JANUS ASPEN SERIES

                                                                               3
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 4

PART I SUMMARY
--------------------------------------------------------------------------------
STRATEGIC PARTNERS SELECT PROSPECTUS

                                                                          PART I
STRATEGIC PARTNERS SELECT PROSPECTUS  SUMMARY

GLOSSARY
--------------------------------------------------------------------------------
We have tried to make this prospectus as easy to read and understand as possible. By the nature of the contract, however, certain technical words or terms are unavoidable. We have identified the following as some of these words or terms.

ACCUMULATION PHASE

The period that begins with the contract date (which we define below) and ends when you start receiving income payments or earlier if the contract is terminated through a full withdrawal or payment of a death benefit.

ADJUSTED CONTRACT VALUE

When you begin receiving income payments, the value of your contract adjusted by any market value adjustment and minus any charge we impose for premium taxes and withdrawal charge.

ANNUITANT

The person whose life determines how long the contract lasts and the amount of income payments that will be paid.

ANNUITY DATE

The date when income payments are scheduled to begin. You must have our permission to change the annuity date. If the co-annuitant becomes the annuitant due to the death of the annuitant, and the co-annuitant is older than the annuitant, then the annuity date will be based on the age of the co-annuitant, provided that the contract's requirements for changing the annuity date are met (e.g., the co-annuitant cannot be older than a specified age). If the co-annuitant is younger than the annuitant, then the annuity date will remain unchanged.

BENEFICIARY

The person(s) or entity you have chosen to receive a death benefit when the sole or last surviving annuitant dies.

BUSINESS DAY

A day on which both the New York Stock Exchange and Pruco Life of New Jersey are open for business. Our business day generally ends at 4:00 p.m. Eastern time.

CASH VALUE

This is the total value of your contract adjusted by any market value adjustment, minus any withdrawal charge(s) or administrative charge.

CO-ANNUITANT

The person shown on the contract data pages who becomes the annuitant (if eligible) upon the death of the annuitant before the annuity date. No co-annuitant may be designated if the owner is a non-natural person.

CONTRACT DATE

The date we accept your initial purchase payment and all necessary paperwork in good order at the Prudential Annuity Service Center. Contract anniversaries are measured from the contract date. A contract year starts on the contract date or on a contract anniversary.

CONTRACTOWNER, OWNER OR YOU

The person entitled to the ownership rights under the contract.

CONTRACT VALUE

This is the total value of your contract, equal to the sum of the values of your investment in each investment option you have chosen. Your contract value will go up or down based on the performance of the investment options you choose.

DEATH BENEFIT

If a death benefit is payable, the beneficiary you designate will receive, at a minimum, the current contract value as of the date that proof of death is received, or a potentially greater amount related to market appreciation. See "What Is The Death Benefit?" on page 34.

DOLLAR COST AVERAGING FIXED RATE OPTION (DCA FIXED RATE OPTION)

An investment option that offers a fixed rate of interest for a selected period during which periodic transfers are automatically made to selected variable investment options.

GOOD ORDER

An instruction received at the Prudential Annuity Service Center, utilizing such forms, signatures and dating as we require, which is sufficiently clear that we do not need to exercise any discretion to follow such instructions.

GUARANTEED MINIMUM DEATH BENEFIT (GMDB)

A feature available for an additional charge, which guarantees that the death benefit that the beneficiary receives will be no less than a certain GMDB protected value.

INCOME OPTIONS

Options under the contract that define the frequency and duration of income payments. In your contract, we also refer to these as payout or annuity options.

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                                                                          PART I
STRATEGIC PARTNERS SELECT PROSPECTUS  SUMMARY

INTEREST CELL

The segment of the interest-rate options that is established whenever you allocate or transfer money into an interest-rate option.

INTEREST-RATE OPTION

An investment option that offers a fixed-rate of interest for a one-year period (fixed-rate option) or a seven-year period (market value adjustment option).

INVESTED PURCHASE PAYMENTS

Your purchase payments (which we define below) less any deduction we make for any tax charge.

JOINT OWNER

The person named as the joint owner, who shares ownership rights with the owner as defined in the contract. The joint owner may be the owner's spouse but need not be.

MARKET VALUE ADJUSTMENT

An adjustment to your contract value or withdrawal proceeds that is based on the relationship between interest you are currently earning within the market value adjustment option and prevailing interest rates. This adjustment may be positive or negative.

MARKET VALUE ADJUSTMENT OPTION

This investment option offers a specified guarantee period, and pays a fixed rate of interest. We impose a market value adjustment on withdrawals that you make from this option prior to the end of a guarantee period.

PRUDENTIAL ANNUITY SERVICE CENTER

For general correspondence: P.O. Box 7960, Philadelphia, PA 19101. For express overnight mail: 2101 Welsh Road, Dresher, PA 19025. The phone number is (888) PRU-2888. Prudential's Web site is www.prudential.com.

PURCHASE PAYMENTS

The amount of money you pay us to purchase the contract. Generally, with some restrictions, you can make additional purchase payments at any time during the accumulation phase.

SEPARATE ACCOUNT

Purchase payments allocated to the variable investment options are held by us in a separate account called the Pruco Life of New Jersey Flexible Premium Variable Annuity Account. The Separate Account is set apart from all of the general assets of Pruco Life of New Jersey.

STATEMENT OF ADDITIONAL INFORMATION

A document containing certain additional information about Strategic Partners Select variable annuity. We have filed the Statement of Additional Information with the Securities and Exchange Commission and it is legally a part of this prospectus. To learn how to obtain a copy of the Statement of Additional Information, see the front cover of this prospectus.

TAX DEFERRAL

This is a way to increase your assets without currently being taxed. Generally, you do not pay taxes on your contract earnings until you take money out of your contract. You should be aware that tax favored plans (such as IRAs) already provide tax deferral regardless of whether they invest in annuity contracts. See "What Are The Tax Considerations Associated With The Strategic Partners Select Contract," on page 40.

VARIABLE INVESTMENT OPTION

When you choose a variable investment option, we purchase shares of the underlying mutual fund that are held as an investment for that option. We hold these shares in the separate account. The division of the separate account of Pruco Life of New Jersey that invests in a particular mutual fund is referred to in your contract as a subaccount.

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                                                                          PART I
STRATEGIC PARTNERS SELECT PROSPECTUS  SUMMARY

SUMMARY OF SECTIONS 1-9
--------------------------------------------------------------------------------

For a more complete discussion of the following topics, see the corresponding section in Part II of the prospectus.

SECTION 1
WHAT IS THE STRATEGIC PARTNERS SELECT VARIABLE ANNUITY?

This variable annuity contract, offered by Pruco Life of New Jersey, is a contract between you, as the owner, and us. The contract allows you to invest on a tax-deferred basis in one or more of the variable investment options. There are also two interest-rate options, the fixed-rate option and the market value adjustment option. The contract is intended for retirement savings or other long-term investment purposes and provides a death benefit and guaranteed income options.

   The variable investment options available under the contract offer the opportunity over the long term for a better return than the fixed interest rate options. However, this is NOT guaranteed. It is possible, due to market changes, that your investments may decrease in value, including the Prudential Money Market Portfolio variable investment option.

   The interest-rate options offer an interest rate that is guaranteed. While your money is in the fixed-rate option or if your money remains in the market value adjustment option for a full seven-year period, your principal amount is guaranteed and the interest amount that your money will earn is guaranteed by us to be at least 3%. Payments allocated to the fixed-rate option become part of Pruco Life of New Jersey's general assets. Payments allocated to the market value adjustment option are held as a separate pool of assets, but the income, gains or losses resulting from these assets are not credited or charged against the contracts. As a result, the strength of our guarantees under these interest-rate options are based on the overall financial strength of Pruco Life Insurance Company of New Jersey.

   You can invest your money in any or all of the variable investment options and the interest-rate options. You are allowed 12 transfers each contract year among the investment options, without a charge. There are certain restrictions on transfers involving the interest-rate options.

   The contract, like all deferred annuity contracts, has two phases: the accumulation phase and the income phase. During the accumulation phase, earnings grow on a tax-deferred basis and are GENERALLY ONLY taxed as income when you make a withdrawal. The income phase starts when you begin receiving regular payments from your contract. The amount of money you are able to accumulate in your contract during the accumulation phase will help determine the amount of the payments you will receive during the income phase. Other factors will affect the amount of your payments such as age, gender and the payout option you select.

   We may amend the contract as permitted by law. For example, we may add new features to the contract. Subject to applicable law, we determine whether or not to make such contract amendments available to contracts that already have been issued.

   Free Look. If you change your mind about owning Strategic Partners Select, you may cancel your contract within a time period known as the "free look period," which is generally 10 days in New York.

   Pruco Life of New Jersey offers several different annuities which your representative may be authorized to offer to you. Each annuity has different features and benefits that may be appropriate for you based on your financial situation, your age and how you intend to use the annuity. The different features and benefits include variations in death benefit protection and the ability to access your annuity's contract value. The fees and charges you pay and compensation paid to your registered representative may also be different between each annuity. If you are purchasing the Contract as a replacement for existing variable annuity or variable life coverage, you should consider, among other things, any surrender or penalty charges you may incur when replacing your existing coverage.

--------------------------------------------------------------------------------

                                                                          PART I
STRATEGIC PARTNERS SELECT PROSPECTUS  SUMMARY

SECTION 2
WHAT INVESTMENT OPTIONS CAN I CHOOSE?

You can invest your money in any of the following variable investment options:

The Prudential Series Fund, Inc.

   Jennison Portfolio

   Prudential Equity Portfolio

   Prudential Global Portfolio

   Prudential Money Market Portfolio

   Prudential Stock Index Portfolio

   Prudential Value Portfolio

   SP Aggressive Growth Asset Allocation Portfolio

   SP AIM Aggressive Growth Portfolio

   SP AIM Core Equity Portfolio

   SP Alliance Large Cap Growth Portfolio

   SP Balanced Asset Allocation Portfolio

   SP Conservative Asset Allocation Portfolio

   SP Davis Value Portfolio

   SP Deutsche International Equity Portfolio

  SP Goldman Sachs Small Cap Value Portfolio
    (formerly SP Small/Mid Cap Value Portfolio)

   SP Growth Asset Allocation Portfolio

   SP Large Cap Value Portfolio

   SP MFS Capital Opportunities Portfolio

   SP Mid Cap Growth Portfolio

   SP PIMCO High Yield Portfolio

   SP PIMCO Total Return Portfolio

   SP Prudential U.S. Emerging Growth Portfolio

  SP State Street Research Small Cap Growth Portfolio
     (formerly SP INVESCO Small Company Growth Portfolio)

   SP Strategic Partners Focused Growth Portfolio

  SP Technology Portfolio
    (formerly SP Alliance Technology Portfolio)

  SP William Blair International Growth Portfolio
     (formerly SP Jennison International Growth Portfolio)

Janus Aspen Series

   Growth Portfolio -- Service Shares

   Depending upon market conditions, you may earn or lose money in any of these options. The value of your contract will fluctuate depending upon the investment performance of the underlying mutual funds used by the variable investment options you choose. Past performance is not a guarantee of future results.

   You may also invest your money in a fixed interest rate option or a market value adjustment option.

SECTION 3
WHAT KIND OF PAYMENTS WILL I RECEIVE DURING THE INCOME PHASE? (ANNUITIZATION)

If you want to receive regular income from your annuity, you can choose one of several options, including guaranteed payments for the annuitant's lifetime. Generally, once you begin receiving regular payments, you cannot change your payment plan.

SECTION 4
WHAT IS THE DEATH BENEFIT?

If the sole or last surviving annuitant dies during the accumulation phase, the designated person(s) or the beneficiary will receive, at a minimum, the current value of the contract.

SECTION 5
HOW CAN I PURCHASE A STRATEGIC PARTNERS SELECT ANNUITY CONTRACT?

You can purchase this contract, under most circumstances, with a minimum initial purchase payment of $10,000 but not greater than $1 million absent our prior approval. You can make additional purchase payments of $500 or more at any time during the accumulation phase of the contract. Your representative can help you fill out the proper forms.

   You may purchase this contract only if the annuitant and co-annuitant are age 85 or younger (69 for qualified contracts unless a minimum distribution option is elected, in which case the annuitant and co-annuitant may be age 80 or younger) on the contract date. Certain age limits apply to certain features and benefits described herein.

SUMMARY OF SECTIONS 1-9 CONTINUED
--------------------------------------------------------------------------------

                                                                          PART I
STRATEGIC PARTNERS SELECT PROSPECTUS  SUMMARY

SECTION 6
WHAT ARE THE EXPENSES ASSOCIATED WITH THE STRATEGIC PARTNERS SELECT CONTRACT?

The contract has insurance features and investment features, and there are costs related to each.

   Each year we deduct a $30 contract maintenance charge if your contract value is less than $50,000. For insurance and administrative costs, we also deduct an annual charge of 1.52% of the average daily value of all assets allocated to the variable investment options. This charge is not assessed against amounts allocated to the interest-rate investment options.

   There are also expenses associated with the mutual funds. For 2003, the fees of these funds ranged on an annual basis from 0.37% to 2.56% of fund assets, which are reduced by expense reimbursements or waivers to 0.37% to 1.30%. These reimbursements or waivers may be terminated at any time.

   During the accumulation phase, if you withdraw money less than seven years after the contract date, you may have to pay a withdrawal charge on all or part of the withdrawal. This charge ranges from 1-7%.

   For more information, including details about other possible charges under the contract, see "Summary Of Contract Expenses" on page 12 and "What Are The Expenses Associated With The Strategic Partners Select Contract" on page 37.

SECTION 7
HOW CAN I ACCESS MY MONEY?

You may withdraw money at any time during the accumulation phase. If you do so, however, you may be subject to income tax, and if you make a withdrawal prior to age 59 1/2, an additional tax penalty as well. Each year, you may withdraw up to 10% of your total purchase payments without charge. Withdrawals greater than 10% of your purchase payments will be subject to a withdrawal charge. This charge decreases 1% each year. After the 7th year, there is no charge for a withdrawal. A market value adjustment may also apply.

SECTION 8
WHAT ARE THE TAX CONSIDERATIONS ASSOCIATED WITH THE STRATEGIC PARTNERS SELECT CONTRACT?

Your earnings are not taxed until withdrawn. If you withdraw money during the accumulation phase, earnings are withdrawn first and are taxed as ordinary income. If you are younger than age 59 1/2 when you withdraw money, you may be charged a 10% federal tax penalty on the earnings in addition to ordinary taxation. A portion of the payments you receive during the income phase is considered a partial return of your original investment and therefore will not be taxable as income. Generally, all amounts withdrawn from IRA contracts (excluding Roth IRAs) are fully taxable and subject to the 10% penalty if withdrawn prior to age 59 1/2.

SECTION 9
OTHER INFORMATION

This contract is issued by Pruco Life Insurance Company of New Jersey (Pruco Life of New Jersey), an indirect subsidiary of The Prudential Insurance Company of America, and sold by registered representatives of affiliated and unaffiliated broker/dealers.

RISK FACTORS

There are various risks associated with an investment in the market value adjustment option that we summarize below.

   Issuer Risk. The market value adjustment option, fixed interest rate option, and the contract's other insurance features are available under a contract issued by Pruco Life of New Jersey, and thus are backed by the financial strength of that company. If Pruco Life of New Jersey were to experience significant financial adversity, it is possible that its ability to pay interest and principal under the market value adjustment option and fixed interest rate option and to fulfill its insurance guarantees could be impaired.

   Risks Related to Changing Interest Rates. You do not participate directly in the investment experience of the bonds and other instruments that Pruco Life of New Jersey holds to support the market value adjustment option. Nonetheless, the market value adjustment

--------------------------------------------------------------------------------

                                                                          PART I
STRATEGIC PARTNERS SELECT PROSPECTUS  SUMMARY

formula (which is detailed in the appendix to this prospectus) reflects the effect that prevailing interest rates have on those bonds and other instruments. If you need to withdraw your money prior to the end of a guarantee period and during a period in which prevailing interest rates have risen above their level when you made your purchase, you will experience a "negative" market value adjustment. When we impose this market value adjustment, it could result in the loss of both the interest you have earned and a portion of your purchase payments. Thus, before you commit to a particular guarantee period, you should consider carefully whether you have the ability to remain invested throughout the guarantee period. In addition, we cannot, of course, assure you that the market value adjustment option will perform better than another investment that you might have made.

   Risks Related to the Withdrawal Charge. We may impose withdrawal charges on amounts withdrawn from the market value adjustment option.

                                                                          PART I
STRATEGIC PARTNERS SELECT PROSPECTUS  SUMMARY

SUMMARY OF CONTRACT EXPENSES
--------------------------------------------------------------------------------

The purpose of this summary is to help you to understand the costs you will pay for Strategic Partners Select. The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering the contract. The first table describes the fees and expenses that you will pay at the time that you buy the contract, surrender the contract, or transfer cash value between investment options.

For more detailed information, including additional information about current and maximum charges, see "What Are The Expenses Associated With The Strategic Partners Select Contract?" on page 37. The individual fund prospectuses contain detailed expense information about the underlying mutual funds.

TRANSACTION EXPENSES
--------------------------------------------------------------------------------

WITHDRAWAL CHARGE(1)
--------------------------------------------------------------------------------

       During contract year 1                          7%

       During contract year 2                          6%

       During contract year 3                          5%

       During contract year 4                          4%

       During contract year 5                          3%

       During contract year 6                          2%

       During contract year 7                          1%

MAXIMUM TRANSFER FEE(2)
--------------------------------------------------------------------------------

       each transfer after 12                      $25.00

ANNUAL ACCOUNT EXPENSES
--------------------------------------------------------------------------------

MAXIMUM ANNUAL CONTRACT FEE(3)
--------------------------------------------------------------------------------

                                                   $30.00

       AS A PERCENTAGE OF AVERAGE ACCOUNT VALUE IN VARIABLE INVESTMENT OPTIONS

       Mortality and Expense Risk:                  1.37%

       Administrative Fee:                          0.15%

       Total:                                       1.52%

1: As of the beginning of the contract year, you may withdraw up to 10% of the total purchase payments plus any charge-free amount carried over from the previous contract year without charge. There is no withdrawal charge on any amount used to provide income under the Life Annuity with 120 payments (10 years) certain option or annuity payments for a fixed period of five years or more. (see page 32). Withdrawal charges are waived when a death benefit is paid due to the death of an annuitant.

2: You will not be charged for transfers made in connection with dollar cost averaging and auto-rebalancing.

3: This fee is not charged if the value of your contract is $50,000 or more. This is a single fee that we assess (a) annually or (b) upon a full withdrawal made on a date other than a contract anniversary.

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                                                                          PART I
STRATEGIC PARTNERS SELECT PROSPECTUS  SUMMARY

                  TOTAL ANNUAL MUTUAL FUND OPERATING EXPENSES

The next item shows the minimum and maximum total operating expenses (expenses that are deducted from underlying mutual fund assets, including management fees, distribution and/or service (12b-1) fees, and other expenses) charged by the underlying mutual funds that you may pay periodically during the time that you own the contract. More detail concerning each underlying mutual fund's fees and expenses is contained below and in the prospectus for each underlying mutual fund. The minimum and maximum total operating expenses depicted below are based on historical fund expenses for the year ended December 31, 2003. Fund expenses are not fixed or guaranteed by the Strategic Partners Select contract, and may vary from year to year.

                                                              MINIMUM      MAXIMUM

TOTAL ANNUAL UNDERLYING MUTUAL FUND OPERATING EXPENSES*        0.37%        2.56%

* Actual expenses for the mutual funds are lower due to certain expense reimbursements or waivers. Expense reimbursements or waivers are voluntary and may be terminated at any time. The minimum and maximum expenses, with expense reimbursements, are 0.37% and 1.30%, respectively.

SUMMARY OF CONTRACT EXPENSES CONTINUED

--------------------------------------------------------------------------------

                                                                          PART I
STRATEGIC PARTNERS SELECT PROSPECTUS  SUMMARY

ANNUAL MUTUAL FUND EXPENSES
---------------------------------------------------------------------------------------------------------------------------------
AS A PERCENTAGE OF EACH PORTFOLIO'S AVERAGE DAILY NET ASSETS
---------------------------------------------------------------------------------------------------------------------------------
                                                            INVESTMENT         OTHER            TOTAL
                                                           ADVISORY FEES      EXPENSES       EXPENSES(1)
THE PRUDENTIAL SERIES FUND, INC.
---------------------------------------------------------------------------------------------------------------------------------
         Jennison Portfolio                                    0.60%           0.04%            0.64%
         Prudential Equity Portfolio                           0.45%           0.04%            0.49%
         Prudential Global Portfolio                           0.75%           0.12%            0.87%
         Prudential Money Market Portfolio                     0.40%           0.04%            0.44%
         Prudential Stock Index Portfolio                      0.35%           0.02%            0.37%
         Prudential Value Portfolio                            0.40%           0.04%            0.44%
         SP Aggressive Growth Asset Allocation
           Portfolio(2,3)                                      0.85%           0.30%            1.15%
         SP AIM Aggressive Growth Portfolio(2)                 0.95%           1.07%            2.02%
         SP AIM Core Equity Portfolio(2)                       0.85%           0.87%            1.72%
         SP Alliance Large Cap Growth Portfolio                0.90%           0.16%            1.06%
         SP Balanced Asset Allocation Portfolio(2,3)           0.77%           0.21%            0.98%
         SP Conservative Asset Allocation Portfolio(2,3)       0.72%           0.16%            0.88%
         SP Davis Value Portfolio                              0.75%           0.07%            0.82%
         SP Deutsche International Equity Portfolio(2)         0.90%           0.40%            1.30%
         SP Goldman Sachs Small Cap Value Portfolio
           (formerly SP Small/Mid-Cap Value Portfolio)         0.90%           0.14%            1.04%
         SP Growth Asset Allocation Portfolio(2,3)             0.81%           0.26%            1.07%
         SP Large Cap Value Portfolio(2)                       0.80%           0.31%            1.11%
         SP MFS Capital Opportunities Portfolio(2)             0.75%           1.27%            2.02%
         SP Mid Cap Growth Portfolio(2)                        0.80%           0.54%            1.34%
         SP PIMCO High Yield Portfolio                         0.60%           0.12%            0.72%
         SP PIMCO Total Return Portfolio                       0.60%           0.05%            0.65%
         SP Prudential U.S. Emerging Growth Portfolio          0.60%           0.20%            0.80%
         SP State Street Research Small Cap Growth
           Portfolio(2)
           (formerly SP INVESCO Small Company Growth
           Portfolio)                                          0.95%           0.83%            1.78%
         SP Strategic Partners Focused Growth
           Portfolio(2)                                        0.90%           0.75%            1.65%
         SP Technology Portfolio(2)
           (formerly SP Alliance Technology Portfolio)         1.15%           1.41%            2.56%
         SP William Blair International Growth Portfolio
           (formerly SP Jennison International Growth
           Portfolio)                                          0.85%           0.30%            1.15%

                                                            INVESTMENT         12B-1            OTHER               TOTAL
                                                           ADVISORY FEES        FEE            EXPENSES            EXPENSES
Janus Aspen Series(4)
---------------------------------------------------------------------------------------------------------------------------------
         Growth Portfolio -- Service Shares                    0.65%           0.25%            0.02%               0.92%

1. The Total Expenses do not reflect fee waivers, reimbursement of expenses, or expense offset arrangements for the fiscal year ended December 31, 2003.

2. The portfolios' total actual annual operating expenses for the year ended December 31, 2003 were less than the amount shown in the table due to fee waivers, reimbursement of expenses and expense offset arrangements. These expense reimbursements are voluntary and may be terminated by Prudential Investments LLC at any time. After accounting for the expense reimbursements, the portfolios' actual annual operating expenses were:

                                            TOTAL ACTUAL ANNUAL
                                        PORTFOLIO OPERATING EXPENSES
              PORTFOLIO NAME            AFTER EXPENSE REIMBURSEMENT
    SP Aggressive Growth Asset
      Allocation Portfolio                          0.97%
    SP AIM Aggressive Growth Portfolio              1.07%
    SP AIM Core Equity Portfolio                    1.00%
    SP Balanced Asset Allocation
      Portfolio                                     0.87%
    SP Conservative Asset Allocation
      Portfolio                                     0.81%
    SP Deutsche International Equity
      Portfolio                                     1.10%
    SP Growth Asset Allocation
      Portfolio                                     0.92%

                                            TOTAL ACTUAL ANNUAL
                                        PORTFOLIO OPERATING EXPENSES
              PORTFOLIO NAME            AFTER EXPENSE REIMBURSEMENT
    SP Large Cap Value Portfolio                    0.90%
    SP MFS Capital Opportunities
      Portfolio                                     1.00%
    SP Mid Cap Growth Portfolio                     1.00%
    SP State Street Research Small Cap
      Growth Portfolio                              1.15%
    SP Strategic Partners Focused
      Growth Portfolio                              1.01%
    SP Technology Portfolio                         1.30%

3. Each asset allocation portfolio invests in a combination of underlying portfolios of The Prudential Series Fund, Inc. The Total Expenses for each asset allocation portfolio are calculated as a blend of the fees of the underlying portfolios, plus a 0.05% advisory fee payable to the investment adviser, Prudential Investments LLC. The 0.05% advisory fee is included in the amount of each investment advisory fee set forth in the table above.

4. Because the 12b-1 fee is charged as an ongoing fee, long-term shareholders may pay more than the economic equivalent of the maximum front-end sales charges permitted by the National Association of Securities Dealers, Inc.

                                                                          PART I
STRATEGIC PARTNERS SELECT PROSPECTUS  SUMMARY

EXPENSE EXAMPLES
--------------------------------------------------------------------------------

THESE EXAMPLES ARE INTENDED TO HELP YOU COMPARE THE COST OF INVESTING IN THE CONTRACT WITH THE COST OF INVESTING IN OTHER VARIABLE ANNUITY CONTRACTS. THESE COSTS INCLUDE CONTRACT OWNER TRANSACTION EXPENSES, CONTRACT FEES, SEPARATE ACCOUNT ANNUAL EXPENSES, AND UNDERLYING MUTUAL FUND FEES AND EXPENSES.

THE EXAMPLES ASSUME THAT YOU INVEST $10,000 IN THE CONTRACT FOR THE TIME PERIODS INDICATED. THE EXAMPLES ALSO ASSUME THAT YOUR INVESTMENT HAS A 5% RETURN EACH YEAR AND ASSUME THE MAXIMUM FEES AND EXPENSES OF ANY OF THE MUTUAL FUNDS, WHICH DO NOT REFLECT ANY EXPENSE REIMBURSEMENTS OR WAIVERS. ALTHOUGH YOUR ACTUAL COSTS MAY BE HIGHER OR LOWER, BASED ON THESE ASSUMPTIONS, YOUR COSTS WOULD BE AS INDICATED IN THE TABLES THAT FOLLOW.

EXAMPLE 1: IF YOU WITHDRAW YOUR ASSETS

Example 1 assumes that:

-  You invest $10,000 in Strategic Partners Select;

- You allocate all of your assets to the variable investment option having the maximum total operating expenses;

-  You withdraw all your assets at the end of the time period indicated;

-  Your investment has a 5% return each year; and

-  The mutual fund's total operating expenses remain the same each year.

EXAMPLE 2: IF YOU DO NOT WITHDRAW YOUR ASSETS

Example 2 assumes that:

-  You invest $10,000 in Strategic Partners Select;

- You allocate all of your assets to the variable investment option having the maximum total operating expenses;

- YOU DO NOT WITHDRAW any of your assets at the end of the time period indicated;

-  Your investment has a 5% return each year; and

-  The mutual fund's total operating expenses remain the same each year.

NOTES FOR EXPENSE EXAMPLES:

THESE EXAMPLES SHOULD NOT BE
CONSIDERED A REPRESENTATION OF PAST
OR FUTURE EXPENSES. ACTUAL EXPENSES
MAY BE GREATER OR LESS THAN THOSE
SHOWN.

Note that withdrawal charges (which
are reflected in Example 1 are
assessed in connection with some
annuity options, but not others).

The values shown in the 10 year
column are the same for Example 1
and 2. This is because after 10
years, we would no longer deduct
withdrawal charges when you make a
withdrawal or when you begin the
income phase of your contract.

If your contract value is less than
$50,000, on your contract
anniversary (or upon a surrender),
we deduct a $30 fee. The examples
use an average annual contract fee,
which we calculated based on our
estimate of the total contract fees
we expect to collect in 2004. Based
on these estimates, the annual
contract fee is included as an
annual charge of 0.029% of contract
value. Your actual fees will vary
based on the amount of your
contract and your specific
allocation(s).

The table of accumulation unit
values appears in the appendix to
this prospectus.

--------------------------------------------------------------------------------

EXAMPLE 1:                                        EXAMPLE 2:
IF YOU WITHDRAW YOUR ASSETS      IF YOU DO NOT WITHDRAW YOUR
                                                      ASSETS
------------------------------------------------------------
 1 YR    3 YRS   5 YRS  10 YRS  1 YR   3 YRS   5 YRS  10 YRS
$1,043  $1,699  $2,371  $4,297  $413  $1,249  $2,101  $4,297

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 16

PART II SECTIONS 1-9
--------------------------------------------------------------------------------
STRATEGIC PARTNERS SELECT PROSPECTUS

                                                                         PART II
STRATEGIC PARTNERS SELECT PROSPECTUS  SECTIONS 1-9

        1:
WHAT IS THE STRATEGIC PARTNERS SELECT

        VARIABLE ANNUITY?
--------------------------------------------------------------------------------

THE STRATEGIC PARTNERS SELECT VARIABLE ANNUITY IS A CONTRACT BETWEEN YOU, THE OWNER, AND US, THE INSURANCE COMPANY, PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY (PRUCO LIFE OF NEW JERSEY, WE OR US).

Under our contract or agreement, in exchange for your payment to us, we promise to pay you a guaranteed income stream that can begin any time after the first contract anniversary. Your annuity is in the accumulation phase until you decide to begin receiving annuity payments. The date you begin receiving annuity payments is the annuity date. On the annuity date, your contract switches to the income phase.

   This annuity contract benefits from tax deferral. Tax deferral means that you are not taxed on earnings or appreciation on the assets in your contract until you withdraw money from your contract. (If you purchase the annuity contract in a tax-favored plan such as an IRA, that plan generally provides tax deferral even without investing in an annuity contract. Therefore, before purchasing an annuity in a tax-favored plan, you should consider whether its features and benefits beyond tax deferral meet your needs and goals. You may also want to consider the relative features, benefits and costs of these annuities compared with any other investment that you may use in connection with your retirement plan or arrangement.)

   Strategic Partners Select is a variable annuity contract. This means that during the accumulation phase, you can allocate your assets among the variable investment options as well as guaranteed interest-rate options. If you select a variable investment option, the amount of money you are able to accumulate in your contract during the accumulation phase depends upon the investment performance of the underlying mutual fund associated with that variable investment option. Because the underlying mutual funds' portfolios fluctuate in value depending upon market conditions, your contract value can either increase or decrease. This is important, since the amount of the annuity payments you receive during the income phase depends upon the value of your contract at the time you begin receiving payments.

   As mentioned above, Strategic Partners Select also contains interest-rate options: a fixed-rate option, and a market value adjustment option. The fixed-rate option offers an interest rate that is guaranteed by us for one year and will be at least 3% per year. The market value adjustment option guarantees a stated interest rate, generally higher than the fixed-rate option. However, in order to get the full benefit of the stated interest rate, assets in this option must be held for a seven-year period.

   As the owner of the contract, you have all of the decision-making rights under the contract. You will also be the annuitant unless you designate someone else. The annuitant(s) is the person upon whose death during the accumulation phase, the death benefit is payable. The annuitant is the person who receives the annuity payments when the income phase begins. The annuitant is also the person whose life is used to determine the amount of these payments and how long the payments will continue. On and after the annuity date, the annuitant may not be changed.

   The beneficiary is the person(s) or entity designated to receive any death benefit if the annuitant (or last surviving annuitant, if there are co-annuitants) dies during the accumulation phase. You may change the beneficiary any time prior to the annuity date by making a written request to us. Your request becomes effective when we approve it. If the annuitant and owner are not the same and the owner dies during the accumulation phase, the subsequent owner (typically the owner's estate unless a joint or contingent owner is named) receives the contract benefit subject to tax requirements concerning distributions. See "What Are The Tax Considerations Associated With The Strategic Partners Select Contract?" section beginning on page 40.

SHORT TERM CANCELLATION RIGHT

OR "FREE LOOK"

If you change your mind about owning Strategic Partners Select, you may cancel your contract within 10 days after receiving it. You can request a refund by returning the contract either to the representative who

--------------------------------------------------------------------------------

                                                                         PART II
STRATEGIC PARTNERS SELECT PROSPECTUS  SECTIONS 1-9

sold it to you, or to the Prudential Annuity Service Center at the address shown on the first page of this prospectus. You will receive a refund equal to your contract value (plus the amount of any fees or other charges) as of the date you surrendered your contract.

This amount will be reduced by any applicable federal and state income tax withholding and may be more or less than your original payment.

                                                                         PART II
STRATEGIC PARTNERS SELECT PROSPECTUS  SECTIONS 1-9

        2:
WHAT INVESTMENT OPTIONS

        CAN I CHOOSE?
--------------------------------------------------------------------------------

THE CONTRACT GIVES YOU THE CHOICE OF ALLOCATING YOUR PURCHASE PAYMENTS TO ANY ONE OR MORE OF THE VARIABLE INVESTMENT OPTIONS, AS WELL AS INTEREST-RATE OPTIONS.

The variable investment options invest in underlying mutual funds managed by leading investment advisers. These underlying mutual funds may sell their shares to both variable annuity and variable life separate accounts of different insurance companies, which could create the kinds of risks that are described in more detail in the prospectus for the underlying mutual fund. The current prospectuses for the underlying mutual funds also contain important information about the mutual funds. When you invest in a variable investment option that is funded by a mutual fund, you should read the mutual fund prospectus and keep it for future reference.

VARIABLE INVESTMENT OPTIONS

The following chart classifies each of the portfolios based on our assessment of their investment style (as of the date of this Prospectus). The chart also provides a description of each portfolio's investment objective (in italics) and a short, summary description of their key policies to assist you in determining which portfolios may be of interest to you. There is no guarantee that any portfolio will meet its investment objective. The name of the adviser/subadviser for each portfolio appears next to the description.

   All the portfolios on the following chart, except for the Janus Aspen Series--Growth Portfolio, are Prudential Series Fund portfolios. The Jennison Portfolio, Prudential Equity Portfolio, Prudential Global Portfolio, Prudential Money Market Portfolio, Prudential Stock Index Portfolio and Prudential Value Portfolio, and each "SP" Portfolio of the Prudential Series Fund, are managed by an indirect wholly-owned subsidiary of Prudential Financial, Inc. called Prudential Investments LLC (PI) under a "manager-of-managers" approach. The SP Aggressive Growth Asset Allocation Portfolio, SP Balanced Asset Allocation Portfolio, SP Conservative Asset Allocation Portfolio, and SP Growth Asset Allocation Portfolio invest in other Prudential Series Fund Portfolios, and are managed by PI.

   Under the manager-of-managers approach, PI has the ability to assign subadvisers to manage specific portions of a portfolio, and the portion managed by a subadviser may vary from 0% to 100% of the portfolio's assets. The subadvisers that manage some or all of a Prudential Series Fund portfolio are listed on the following chart.

   A fund or portfolio may have a similar name or an investment objective and investment policies resembling those of a mutual fund managed by the same investment adviser that is sold directly to the public. Despite such similarities, there can be no assurance that the investment performance of any such fund or portfolio will resemble that of the publicly available mutual fund.

   An affiliate of each of the funds may compensate Pruco Life based upon an annual percentage of the average assets held in the fund by Pruco Life under the contracts. These percentages may vary by fund and/or portfolio, and reflect administrative and other services we provide. With regard to its variable annuity contracts generally, Pruco Life receives fees that range from 0.05% to 0.40% annually for providing such services.

   As detailed in the Prudential Series Fund prospectus, although the Prudential Money Market Portfolio is designed to be a stable investment option, it is possible to lose money in that portfolio. For example, when prevailing short-term interest rates are very low, the yield on the Prudential Money Market Portfolio may be so low that, when separate account and contract charges are deducted, you experience a negative return.

--------------------------------------------------------------------------------

                                                                         PART II
STRATEGIC PARTNERS SELECT PROSPECTUS  SECTIONS 1-9

                                                                                                        PORTFOLIO
             STYLE/                                                                                     ADVISER/
              TYPE                                INVESTMENT OBJECTIVES/POLICIES                       SUBADVISER
-----------------------------------------------------------------------------------------------------------------------
 LARGE CAP GROWTH                  JENNISON PORTFOLIO: seeks long-term growth of capital. The     Jennison Associates
                                   Portfolio invests primarily in equity securities of major,     LLC
                                   established corporations that the subadviser believes offer above-average growth prospects. The Portfolio may invest up to 30% of its total assets in foreign securities. Stocks are selected on a company-by-company basis using fundamental
                                   analysis. Normally 65% of the Portfolio's total assets are invested in common stocks and preferred stocks of companies with capitalization in excess of $1 billion.
-----------------------------------------------------------------------------------------------------------------------
 LARGE CAP CORE                    PRUDENTIAL EQUITY PORTFOLIO: seeks long-term growth of         GE Asset Management,
                                   capital. The Portfolio invests at least 80% of its             Incorporated;
                                   investable assets in common stocks of major established        Jennison Associates
                                   corporations as well as smaller companies that the             LLC; Salomon Brothers
                                   subadvisers believe offer attractive prospects of              Asset Management Inc.
                                   appreciation. The Portfolio may invest up to 30% of its
                                   total assets in foreign securities. The Portfolio may also invest 20% of its investable assets in short, intermediate or long-term debt obligations, convertible and
                                   nonconvertible preferred stock and other equity-related
                                   securities. Up to 5% of these investable assets may be rated below investment grade. Debt securities rated below
                                   investment grade are considered speculative and are
                                   sometimes referred to as "junk bonds."
-----------------------------------------------------------------------------------------------------------------------
 GLOBAL EQUITY                     PRUDENTIAL GLOBAL PORTFOLIO: seeks long-term growth of         Jennison Associates
                                   capital. The Portfolio invests primarily in common stocks      LLC
                                   (and their equivalents) of foreign and U.S. companies. When selecting stocks, the subadviser uses a growth approach
                                   which means that it looks for companies that have
                                   above-average growth prospects. Generally, the Portfolio
                                   invests in at least three countries, including the U.S., but may invest up to 35% of the Portfolio's assets in companies located in any one country other than the U.S.
-----------------------------------------------------------------------------------------------------------------------
 MONEY MARKET                      PRUDENTIAL MONEY MARKET PORTFOLIO: seeks maximum current       Prudential Investment
                                   income consistent with the stability of capital and the        Management, Inc.
                                   maintenance of liquidity. The Portfolio invests in
                                   high-quality short-term money market instruments issued by the U.S. Government or its agencies, as well as by
                                   corporations and banks, both domestic and foreign. The
                                   Portfolio will invest only in instruments that mature in
                                   thirteen months or less, and which are denominated in U.S.
                                   dollars.
-----------------------------------------------------------------------------------------------------------------------
 MANAGED INDEX                     PRUDENTIAL STOCK INDEX PORTFOLIO: seeks investment results     Prudential Investment
                                   that generally correspond to the performance of                Management, Inc.
                                   publicly-traded common stocks. With the price and yield
                                   performance of the Standard & Poor's 500 Composite Stock
                                   Price Index (S&P 500) as the benchmark, the Portfolio
                                   normally invests at least 80% of investable assets in S&P
                                   500 stocks. The S&P 500 represents more than 70% of the
                                   total market value of all publicly-traded common stocks and is widely viewed as representative of publicly-traded common stocks as a whole. The Portfolio is not "managed" in the
                                   traditional sense of using market and economic analyses to select stocks. Rather, the portfolio manager purchases
                                   stocks in proportion to their weighting in the S&P 500.
-----------------------------------------------------------------------------------------------------------------------

        2:
WHAT INVESTMENT OPTIONS CAN I CHOOSE? CONTINUED

--------------------------------------------------------------------------------

                                                                         PART II
STRATEGIC PARTNERS SELECT PROSPECTUS  SECTIONS 1-9

                                                                                                        PORTFOLIO
             STYLE/                                                                                     ADVISER/
              TYPE                                INVESTMENT OBJECTIVES/POLICIES                       SUBADVISER
-----------------------------------------------------------------------------------------------------------------------
 LARGE CAP VALUE                   PRUDENTIAL VALUE PORTFOLIO: seeks capital appreciation. The    Jennison Associates
                                   Portfolio invests primarily in common stocks that the          LLC
                                   subadviser believes are undervalued--those stocks that are trading below their underlying asset value, cash generating ability and overall earnings and earnings growth. There is a risk that "value" stocks can perform differently from the
                                   market as a whole and other types of stocks and can continue to be undervalued by the markets for long periods of time.
                                   Normally at least 65% of the Portfolio's total assets is
                                   invested in the common stock and convertible securities of companies that the subadviser believes will provide
                                   investment returns above those of the S&P 500 or the New
                                   York Stock Exchange (NYSE) Composite Index. Most of the
                                   investments will be securities of large capitalization
                                   companies. The Portfolio may invest up to 25% of its total assets in real estate investment trusts (REITs) and up to
                                   30% of its total assets in foreign securities.
-----------------------------------------------------------------------------------------------------------------------
 ASSET ALLOCATION                  SP AGGRESSIVE GROWTH ASSET ALLOCATION PORTFOLIO: seeks to      Prudential
                                   obtain the highest potential total return consistent with      Investments LLC
                                   the specified level of risk tolerance. The Portfolio seeks to achieve this investment objective by investing in several other Series Fund Portfolios ("Underlying Portfolios"),
                                   which currently consist of domestic equity Portfolios and
                                   international equity Portfolios. The domestic equity
                                   component is approximately 78% of the Portfolio and the
                                   international equity component is approximately 22% of the
                                   Portfolio.
-----------------------------------------------------------------------------------------------------------------------
 MID CAP GROWTH                    SP AIM AGGRESSIVE GROWTH PORTFOLIO: seeks long-term growth     A I M Capital
                                   of capital. The Portfolio invests primarily in the common      Management, Inc.
                                   stocks of companies whose earnings the subadviser expects to grow more than 15% per year. Growth stocks may involve a
                                   higher level of risk than value stocks, because growth
                                   stocks tend to attract more attention and more speculative investments than value stocks. On behalf of the Portfolio, the subadviser invests in securities of small and medium
                                   sized growth companies, may invest up to 25% of the
                                   Portfolio's total assets in foreign securities and may
                                   invest up to 15% of the Portfolio's total assets in real
                                   estate investment trusts (REITs).
-----------------------------------------------------------------------------------------------------------------------
 LARGE CAP CORE                    SP AIM CORE EQUITY PORTFOLIO: seeks growth of capital. The     A I M Capital
                                   Portfolio normally invests at least 80% of investable assets   Management, Inc.
                                   in equity securities, including convertible securities of
                                   established companies that have long-term above-average
                                   growth in earnings and growth companies that the subadviser believes have the potential for above-average growth in
                                   earnings. The Portfolio may invest up to 20% of its total
                                   assets in foreign securities.
-----------------------------------------------------------------------------------------------------------------------
 LARGE CAP GROWTH                  SP ALLIANCE LARGE CAP GROWTH PORTFOLIO: seeks growth of        Alliance Capital
                                   capital by pursuing aggressive investment policies. The        Management, L.P.
                                   Portfolio normally invests at least 80% of its investable
                                   assets in stocks of companies considered to have large
                                   capitalizations (i.e., similar to companies included in the
                                   S&P 500 Index). Unlike most equity funds, the Portfolio
                                   focuses on a relatively small number of intensively
                                   researched companies. The Portfolio usually invests in about
                                   40-60 companies, with the 25 most highly regarded of these companies generally constituting approximately 70% of the
                                   Portfolio's investable assets. Up to 15% of the Portfolio's total assets may be invested in foreign securities.
-----------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                                         PART II
STRATEGIC PARTNERS SELECT PROSPECTUS  SECTIONS 1-9

                                                                                                        PORTFOLIO
             STYLE/                                                                                     ADVISER/
              TYPE                                INVESTMENT OBJECTIVES/POLICIES                       SUBADVISER
-----------------------------------------------------------------------------------------------------------------------
 ASSET ALLOCATION                  SP BALANCED ASSET ALLOCATION PORTFOLIO: seeks to obtain the    Prudential
                                   highest potential total return consistent with the specified   Investments LLC
                                   level of risk tolerance. The Portfolio seeks to provide a
                                   balance between current income and growth of capital by
                                   investing in several other Series Fund Portfolios
                                   ("Underlying Portfolios"), which currently consist of fixed income Portfolios, domestic equity Portfolios, and
                                   international equity Portfolios. The fixed income component is approximately 37% of the Portfolio, the domestic equity component is approximately 49% of the Portfolio, and the
                                   international equity component is approximately 14% of the
                                   Portfolio.
-----------------------------------------------------------------------------------------------------------------------
 ASSET ALLOCATION                  SP CONSERVATIVE ASSET ALLOCATION PORTFOLIO: seeks to obtain    Prudential
                                   the highest potential total return consistent with the         Investments LLC
                                   specified level of risk tolerance. The Portfolio seeks to
                                   provide current income with low to moderate capital
                                   appreciation by investing in several other Series Fund
                                   Portfolios ("Underlying Portfolios"), which currently
                                   consist of fixed income Portfolios, domestic equity
                                   Portfolios, and international equity Portfolios. The fixed income component is approximately 57% of the Portfolio, the domestic equity component is approximately 33% of the
                                   Portfolio, and the international equity component is
                                   approximately 10% of the Portfolio.
-----------------------------------------------------------------------------------------------------------------------
 LARGE CAP VALUE                   SP DAVIS VALUE PORTFOLIO: seeks growth of capital. The         Davis Advisors
                                   Portfolio invests primarily in common stocks of U.S.
                                   companies with market capitalizations of at least $5
                                   billion. It may also invest in stocks of foreign companies and U.S. companies with smaller capitalizations. The
                                   subadviser selects common stocks of quality, overlooked
                                   growth companies at value prices and holds them for the
                                   long-term. It looks for companies with sustainable growth
                                   rates selling at modest price-earnings multiples that it
                                   hopes will expand as other investors recognize the company's true worth. There is a risk that "value" stocks can perform differently from the market as a whole and other types of
                                   stocks and can continue to be undervalued by the markets for long periods of time.
-----------------------------------------------------------------------------------------------------------------------
 INTERNATIONAL EQUITY              SP DEUTSCHE INTERNATIONAL EQUITY PORTFOLIO: seeks long-term    Deutsche Asset
                                   capital appreciation. The Portfolio invests primarily in the   Management Investment
                                   stocks of companies located in developed foreign countries     Services Limited
                                   that make up the MSCI EAFE Index, plus Canada. The Portfolio also may invest in emerging markets securities. The
                                   Portfolio normally invests at least 80% of its investable
                                   assets in the stocks and other securities with equity
                                   characteristics of companies in developed countries outside the U.S.
-----------------------------------------------------------------------------------------------------------------------
 ASSET ALLOCATION                  SP GROWTH ASSET ALLOCATION PORTFOLIO: seeks to obtain the      Prudential
                                   highest potential total return consistent with the specified   Investments LLC
                                   level of risk tolerance. The Portfolio seeks to provide
                                   long-term growth of capital with consideration also given to current income by investing in several other Series Fund
                                   Portfolios ("Underlying Portfolios"), which currently
                                   consist of domestic equity Portfolios, fixed income
                                   Portfolios, and international equity Portfolios. The
                                   domestic equity component is approximately 64% of the
                                   Portfolio, the fixed income component is approximately 18%
                                   of the Portfolio, and the international equity component is approximately 18% of the Portfolio.
-----------------------------------------------------------------------------------------------------------------------

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                                                                         PART II
STRATEGIC PARTNERS SELECT PROSPECTUS  SECTIONS 1-9

                                                                                                        PORTFOLIO
             STYLE/                                                                                     ADVISER/
              TYPE                                INVESTMENT OBJECTIVES/POLICIES                       SUBADVISER
-----------------------------------------------------------------------------------------------------------------------
 SMALL CAP VALUE                   SP GOLDMAN SACHS SMALL CAP VALUE PORTFOLIO: (FORMERLY SP       Goldman Sachs Asset
                                   SMALL/MID CAP VALUE PORTFOLIO): seeks long-term capital        Management, L.P.
                                   growth. The Portfolio normally invests at least 80% of
                                   investable assets in small capitalization companies that are generally believed to be undervalued in the marketplace. The
                                   80% requirement applies at the time the Portfolio invests
                                   its assets. The Portfolio generally defines small
                                   capitalization stocks as stocks of companies with a
                                   capitalization of $4 billion or less.
-----------------------------------------------------------------------------------------------------------------------
 SMALL CAP GROWTH                  SP STATE STREET RESEARCH SMALL CAP GROWTH PORTFOLIO            State Street Research
                                   (FORMERLY SP INVESCO SMALL COMPANY GROWTH PORTFOLIO): seeks    and Management
                                   long-term capital growth. The Portfolio normally invests at    Company
                                   least 80% of investable assets in common stocks of small-
                                   capitalization companies -- those which are included in the
                                   Russell 2000 Growth Index at the time of purchase, or if not included in that index, have market capitalizations of $2.5 billion or below at the time of purchase. Investments in
                                   small, developing companies carry greater risk than
                                   investments in larger, more established companies.
-----------------------------------------------------------------------------------------------------------------------
 INTERNATIONAL EQUITY              SP WILLIAM BLAIR INTERNATIONAL GROWTH PORTFOLIO (FORMERLY SP   William Blair &
                                   JENNISON INTERNATIONAL GROWTH PORTFOLIO): seeks long-term      Company, LLC
                                   growth of capital. The Portfolio invests primarily in
                                   equity-related securities of foreign issuers that the
                                   subadviser thinks will increase in value over a period of
                                   years. The Portfolio invests primarily in the common stock of large and medium-sized foreign companies. Under normal
                                   circumstances, the Portfolio invests at least 65% of its
                                   total assets in common stock of foreign companies operating or based in at least five different countries. The Portfolio looks primarily for stocks of companies whose earnings are growing at a faster rate than other companies and that have above average growth in earnings and cash flow, improving
                                   profitability, strong balance sheets, management strength
                                   and strong market share for its products. The Portfolio also tries to buy such stocks at attractive prices in relation to their growth prospects.
-----------------------------------------------------------------------------------------------------------------------
 LARGE CAP VALUE                   SP LARGE CAP VALUE PORTFOLIO: seeks long-term growth of        Hotchkis and Wiley
                                   capital. The Portfolio normally invests at least 80% of        Capital Management
                                   investable assets in common stocks and securities              LLC; J.P. Morgan
                                   convertible into common stock of companies that are believed   Investment Management
                                   to be undervalued and have an above-average potential to       Inc.
                                   increase in price, given the company's sales, earnings, book value, cash flow and recent performance. The Portfolio seeks to achieve its objective through investments primarily in
                                   equity securities of large capitalization companies. The
                                   Portfolio generally defines large capitalization companies as those with a total market capitalization of $5 billion or more (measured at the time of purchase).
-----------------------------------------------------------------------------------------------------------------------

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                                                                         PART II
STRATEGIC PARTNERS SELECT PROSPECTUS  SECTIONS 1-9

                                                                                                        PORTFOLIO
             STYLE/                                                                                     ADVISER/
              TYPE                                INVESTMENT OBJECTIVES/POLICIES                       SUBADVISER
-----------------------------------------------------------------------------------------------------------------------
 LARGE CAP CORE                    SP MFS CAPITAL OPPORTUNITIES PORTFOLIO: seeks capital          Massachusetts
                                   appreciation. The Portfolio normally invests at least 65% of   Financial Services
                                   net assets in common stocks and related securities, such as    Company (MFS)
                                   preferred stocks, convertible securities and depositary
                                   receipts for those securities. The Portfolio focuses on
                                   companies that the subadviser believes have favorable growth prospects and attractive valuations based on current and
                                   expected earnings or cash flow. The Portfolio's investments may include securities listed on a securities exchange or
                                   traded in the over-the-counter markets. The subadviser uses a bottom-up, as opposed to a top-down, investment style in managing the Portfolio. This means that securities are
                                   selected based upon fundamental analysis (such as an
                                   analysis of earnings, cash flows, competitive position and management's abilities). The Portfolio may invest in foreign securities (including emerging market securities), through which it may have exposure to foreign currencies.
-----------------------------------------------------------------------------------------------------------------------
 MID CAP GROWTH                    SP MID CAP GROWTH PORTFOLIO: seeks long-term growth of         Calamos Asset
                                   capital. The Portfolio normally invests at least 80% of        Management, Inc.
                                   investable assets in common stocks and related securities, such as preferred stocks, convertible securities and
                                   depositary receipts for those securities. These securities typically are of medium market capitalizations, which the
                                   subadviser believes have above-average growth potential.
                                   Medium market capitalization companies are defined by the
                                   Portfolio as companies with market capitalizations equaling or exceeding $250 million but not exceeding the top of the
                                   Russell Midcap(TM) Growth Index range at the time of the
                                   Portfolio's investment. The Portfolio's investments may
                                   include securities listed on a securities exchange or traded in the over-the-counter markets. The subadviser uses a
                                   bottom-up and top-down analysis in managing the Portfolio.
                                   This means that securities are selected based upon
                                   fundamental analysis, as well as a top-down approach to
                                   diversification by industry and company, and by paying
                                   attention to macro-level investment themes. The Portfolio
                                   may invest in foreign securities (including emerging markets securities).
-----------------------------------------------------------------------------------------------------------------------
 HIGH YIELD BOND                   SP PIMCO HIGH YIELD PORTFOLIO: seeks maximum total return,     Pacific Investment
                                   consistent with preservation of capital and prudent            Management Company
                                   investment management. The Portfolio normally invests at       LLC (PIMCO)
                                   least 80% of investable assets in a diversified portfolio of high yield/high risk securities rated below investment grade but rated at least B by Moody's Investor Service, Inc.
                                   (Moody's) or Standard & Poor's Ratings Group (S&P), or, if
                                   unrated, determined by the subadviser to be of comparable
                                   quality. The remainder of the Portfolio's assets may be
                                   invested in investment grade fixed income instruments. The duration of the Portfolio normally varies within a two to
                                   six year time frame based on the subadviser's forecast for interest rates. The Portfolio may invest without limit in
                                   U.S. dollar-denominated securities of foreign issuers. The
                                   Portfolio may invest up to 15% of its assets in
                                   euro-denominated securities.
-----------------------------------------------------------------------------------------------------------------------

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                                                                         PART II
STRATEGIC PARTNERS SELECT PROSPECTUS  SECTIONS 1-9

                                                                                                        PORTFOLIO
             STYLE/                                                                                     ADVISER/
              TYPE                                INVESTMENT OBJECTIVES/POLICIES                       SUBADVISER
-----------------------------------------------------------------------------------------------------------------------
 BOND                              SP PIMCO TOTAL RETURN PORTFOLIO: seeks maximum total return,   Pacific Investment
                                   consistent with preservation of capital and prudent            Management Company
                                   investment management. The Portfolio invests primarily in      LLC (PIMCO)
                                   investment grade debt securities. The Portfolio normally
                                   invests at least 65% of its assets in a diversified
                                   portfolio of fixed income instruments of varying maturities.
                                   It may also invest up to 10% of its assets in high
                                   yield/high risk securities (also known as "junk bonds")
                                   rated B or higher by Moody's or S&P or, if unrated,
                                   determined by the subadviser to be of comparable quality.
                                   The portfolio duration of this Portfolio normally varies
                                   within a three to six year time frame based on the
                                   subadviser's forecast for interest rates.
-----------------------------------------------------------------------------------------------------------------------
 MID CAP GROWTH                    SP PRUDENTIAL U.S. EMERGING GROWTH PORTFOLIO: seeks            Jennison Associates
                                   long-term capital appreciation. The Portfolio normally         LLC
                                   invests at least 80% of investable assets in equity
                                   securities of small and medium sized U.S. companies that the subadviser believes have the potential for above-average
                                   growth. The Portfolio considers small and medium-sized
                                   companies to be those with market capitalizations that are less than the largest capitalization of the Standard and
                                   Poor's Mid Cap 400 Stock Index as of the end of a calendar quarter. As of December 31, 2003, this number was $11.8
                                   billion. The Portfolio can invest up to 20% of investable
                                   assets in equity securities of companies with larger or
                                   smaller market capitalizations than previously noted. The
                                   Portfolio can invest up to 35% of total assets in foreign
                                   securities. The Portfolio also may use derivatives for
                                   hedging or to improve the Portfolio's returns.
-----------------------------------------------------------------------------------------------------------------------
 LARGE CAP GROWTH                  SP STRATEGIC PARTNERS FOCUSED GROWTH PORTFOLIO: seeks          Alliance Capital
                                   long-term growth of capital. The Portfolio normally invests    Management, L.P.;
                                   at least 65% of total assets in equity-related securities of   Jennison Associates
                                   U.S. companies that the subadvisers believe to have strong     LLC
                                   capital appreciation potential. The Portfolio's strategy is to combine the efforts of two subadvisers and to invest in the favorite stock selection ideas of three portfolio
                                   managers (two of whom invest as a team). Each subadviser to the Portfolio utilizes a growth style to select
                                   approximately 20 securities. The portfolio managers build a portfolio with stocks in which they have the highest
                                   confidence and may invest more than 5% of the Portfolio's
                                   assets in any one issuer. The Portfolio is nondiversified, meaning it can invest a relatively high percentage of its
                                   assets in a small number of issuers. Investing in a
                                   nondiversified portfolio, particularly a portfolio investing in approximately 40 equity-related securities, involves
                                   greater risk than investing in a diversified portfolio
                                   because a loss resulting from the decline in the value of
                                   one security may represent a greater portion of the total
                                   assets of a nondiversified portfolio.
-----------------------------------------------------------------------------------------------------------------------
 SECTOR                            SP TECHNOLOGY PORTFOLIO (FORMERLY SP ALLIANCE TECHNOLOGY       The Dreyfus
                                   PORTFOLIO): seeks growth of capital. The Portfolio normally    Corporation
                                   invests at least 80% of investable assets in securities of companies that use technology extensively in the development of new or improved products or processes. The Portfolio also may invest up to 25% of its total assets in foreign
                                   securities. The Portfolio's investments in stocks may
                                   include common stocks, preferred stocks and convertible
                                   securities, including those purchased in initial public
                                   offerings (IPOs). Technology stocks, especially those of
                                   smaller, less-seasoned companies, tend to be more volatile than the overall stock market.
-----------------------------------------------------------------------------------------------------------------------

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--------------------------------------------------------------------------------

                                                                         PART II
STRATEGIC PARTNERS SELECT PROSPECTUS  SECTIONS 1-9

                                                                                                        PORTFOLIO
             STYLE/                                                                                     ADVISER/
              TYPE                                INVESTMENT OBJECTIVES/POLICIES                       SUBADVISER
-----------------------------------------------------------------------------------------------------------------------
 LARGE CAP GROWTH                  JANUS ASPEN SERIES: GROWTH PORTFOLIO -- SERVICE SHARES:        Janus Capital
                                   seeks long-term growth of capital in a manner consistent       Management LLC
                                   with the preservation of capital. The Portfolio invests
                                   primarily in domestic and foreign equity securities, which may include preferred stocks, common stocks and securities convertible into common or preferred stocks. To a lesser
                                   degree, the Portfolio may invest in other types of domestic and foreign securities and use other investment strategies.
                                   The Portfolio invests primarily in common stocks selected
                                   for their growth potential. Although the Portfolio can
                                   invest in companies of any size, it generally invests in
                                   larger, more established companies. Janus Capital generally takes a "bottom up" approach to selecting companies. This
                                   means that it seeks to identify individual companies with
                                   earnings growth potential that may not be recognized by the market at large. The Portfolio will limit its investment in high-yield/high-risk bonds to less than 35% of its net
                                   assets.
-----------------------------------------------------------------------------------------------------------------------

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                                                                         PART II
STRATEGIC PARTNERS SELECT PROSPECTUS  SECTIONS 1-9

INTEREST-RATE OPTIONS

We offer two interest-rate options: a one-year fixed-rate option, and a market value adjustment option. We set a one year guaranteed annual interest rate for the one-year fixed-rate option. For the market value adjustment option, we set a seven-year guaranteed interest rate. The market value adjustment option is registered separately from the variable investment options, and the amount of market value adjustment option securities registered is stated in that registration statement.

   When you select one of these options, your payment will earn interest at the established rate for the applicable interest rate period. An interest cell with a new interest rate period is established every time you allocate or transfer money into a interest-rate option. You may have money allocated in more than one interest rate period at the same time. This could result in your money earning interest at different rates and each interest rate period maturing at a different time. While these interest rates may change from time to time, the minimum rate set will never be less than 3%.

   At the maturity of an interest cell for a fixed-rate or market value adjustment option, you may elect to transfer the amount in the cell to any other investment option available on that date. If you do not make a transfer election during the 30-day period following the interest cell's maturity date, then we will transfer the amount in the cell to a new interest cell with the same time to maturity as the old cell.

   Payments that you apply to the interest-rate option become part of Pruco Life of New Jersey's general assets. Payments that you apply to the market value adjustment option are held as a separate pool of assets, but the income, gains or losses resulting from these assets are not credited or charged against the contracts. As a result, the strength of the interest-rate option guarantees is based on the overall financial strength of Pruco Life of New Jersey. If Pruco Life of New Jersey suffered a material financial set back, the ability of Pruco Life of New Jersey to meet its financial obligations could be affected.
MARKET VALUE ADJUSTMENT

If you transfer or withdraw assets from the market value adjustment option before an interest rate period is over, the assets will be subject to a market value adjustment. The market value adjustment may increase or decrease the amount being withdrawn or transferred and may be substantial. The adjustment, whether up or down, will never be greater than 40%. The amount of the market value adjustment is based on the difference between the:

1) Guaranteed interest rate for the amount you are withdrawing or transferring; and

2) Current interest rates that are in effect on the date of the withdrawal or transfer.

   The amount of time left in the interest rate period is also a factor. You will find a detailed description of how the market value adjustment is calculated on page 50 of this prospectus.

   Other things you should know about the market value adjustment include the following:

- We determine the market value adjustment according to a mathematical formula, which is set forth at the end of this prospectus under the heading "Market-Value Adjustment Formula." In that section of the prospectus, we also provide hypothetical examples of how the formula works.

- A negative market value adjustment could cause you to lose not only the interest you have earned but also a portion of your principal.

- In addition to imposing a market value adjustment on withdrawals, we also will impose a market value adjustment on the contract value you apply to an annuity or settlement option, unless you annuitize within the 30-day period discussed above. The laws of certain states may prohibit us from imposing a market value adjustment on the annuity date.
TRANSFERS AMONG OPTIONS

Subject to certain restrictions you can transfer money among the variable investment options and the interest-rate options. Your transfer request may be made by telephone, electronically, or in paper form to the Prudential Annuity Service Center. We have procedures in place to confirm that instructions received by telephone or electronically are genuine. We will not be

 28
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                                                                         PART II
STRATEGIC PARTNERS SELECT PROSPECTUS  SECTIONS 1-9

liable for following telephone or electronic instructions that we reasonably believe to be genuine. Your transfer request will take effect at the end of the business day on which it was received. Our business day usually closes at 4:00 p.m. Eastern time. Transfer requests received after 4 p.m. Eastern time will take effect at the end of the next business day.

   YOU GENERALLY CAN MAKE TRANSFERS OUT OF THE ONE-YEAR FIXED-RATE OPTION ONLY DURING THE 30-DAY PERIOD FOLLOWING THE END OF AN INTEREST RATE PERIOD. ANY AMOUNT TRANSFERRED FROM A MARKET VALUE ADJUSTMENT OPTION IS SUBJECT TO A MARKET VALUE ADJUSTMENT, UNLESS THE TRANSFER IS MADE DURING THE 30-DAY PERIOD FOLLOWING THE MATURITY OF THE INTEREST CELL.

   During the contract accumulation phase, you can make 12 transfers each contract year, among the investment options, without charge. If you make more than 12 transfers in one contract year, you will be charged $25 for each additional transfer. (Dollar Cost Averaging and Auto-Rebalancing transfers do not count toward the 12 free transfers per year.) Nor do transfers made during the 30-day period immediately following the end of an interest cell count against the 12 free transfers.
ADDITIONAL TRANSFER RESTRICTIONS

We limit your ability to transfer among your contract's variable investment options as permitted by applicable law. We impose a yearly restriction on transfers. Specifically, once you have made 20 transfers among the subaccounts during a contract year, we will accept any additional transfer request during that year only if the request is submitted to us in writing with an original signature and otherwise is in good order. For purposes of this transfer restriction, we (i) do not view a facsimile transmission as a "writing", (ii) will treat multiple transfer requests submitted on the same business day as a single transfer, and (iii) do not count transfers that involve one of our systematic programs, such as asset allocation and automated withdrawals.

   Frequent transfers among variable investment options in response to short-term fluctuations in markets, sometimes called "market timing," can make it very difficult for a portfolio manager to manage an underlying mutual fund's investments. Frequent transfers may cause the fund to hold more cash than otherwise necessary, disrupt management strategies, increase transaction costs, or affect performance. For those reasons, the contract was not designed for persons who make programmed, large, or frequent transfers.

   In light of the risks posed to contract owners and other fund investors by frequent transfers, we reserve the right to limit the number of transfers in any contract year for all existing or new contract owners, and to take the other actions discussed below. We also reserve the right to limit the number of transfers in any contract year or to refuse any transfer request for an owner or certain owners if: (a) we believe that excessive transfer activity (as we define it) or a specific transfer request or group of transfer requests may have a detrimental effect on accumulation unit values or the share prices of the underlying mutual funds; or (b) we are informed by a fund (e.g., by the fund's portfolio manager) that the purchase or redemption of fund shares must be restricted because the fund believes the transfer activity to which such purchase and redemption relates would have a detrimental effect on the share prices of the affected fund. Without limiting the above, the most likely scenario where either of the above could occur would be if the aggregate amount of a trade or trades represented a relatively large proportion of the total assets of a particular underlying mutual fund. In furtherance of our general authority to restrict transfers as described above, and without limiting other actions we may take in the future, we have adopted the following specific restrictions:

- With respect to each variable investment option (other than the Prudential Money Market Portfolio), we track amounts exceeding a certain dollar threshold that were transferred into the option. If you transfer such amount into a particular variable investment option, and within 30 calendar days thereafter transfer (the "Transfer Out") all or a portion of that amount into another variable investment option, then upon the Transfer Out, the former variable investment option becomes restricted (the "Restricted Option"). Specifically, we will not permit subsequent transfers into the Restricted Option for 90 calendar days after the

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                                                                         PART II
STRATEGIC PARTNERS SELECT PROSPECTUS  SECTIONS 1-9

   Transfer Out if the Restricted Option invests in a non-international fund, or 180 calendar days after the Transfer Out if the Restricted Option invests in an international fund. For purposes of this rule, we do not (i) count transfers made in connection with one of our systematic programs, such as asset allocation and automated withdrawals and (ii) categorize as a transfer the first transfer that you make after the contract date, if you make that transfer within 30 calendar days after the contract date. Even if an amount becomes restricted under the foregoing rules, you are still free to redeem the amount from your contract at any time.

- We reserve the right to effect exchanges on a delayed basis for all contracts. That is, we may price an exchange involving a variable investment option on the business day subsequent to the business day on which the exchange request was received. Before implementing such a practice, we would issue a separate written notice to contract owners that explains the practice in detail. In addition, if we do implement a delayed exchange policy, we will apply the policy on a uniform basis to all contracts in the relevant class.

- If we deny one or more transfer requests under the foregoing rules, we will inform you promptly of the circumstances concerning the denial.

- We will not implement these rules in jurisdictions that have not approved contract language authorizing us to do so, or may implement different rules in certain jurisdictions if required by such jurisdictions. Contract owners in jurisdictions with such limited transfer restrictions, and contract owners who own variable life insurance or variable annuity contracts (regardless of jurisdiction) that do not impose the above-referenced transfer restrictions, might make more numerous and frequent transfers than contract owners who are subject to such limitations. Because contract owners who are not subject to the same transfer restrictions may have the same underlying mutual fund portfolios available to them, unfavorable consequences associated with such frequent trading within the underlying mutual fund (e.g., greater portfolio turnover, higher transaction costs, or performance or tax issues) may affect all contract owners. Apart from jurisdiction-specific and contract differences in transfer restrictions, we will apply these rules uniformly, and will not waive a transfer restriction for any contract owner.

   Although our transfer restrictions are designed to prevent excessive transfers, they are not capable of preventing every potential occurrence of excessive transfer activity.
DOLLAR COST AVERAGING FEATURE

The dollar cost averaging (DCA) feature allows you to systematically transfer either a fixed dollar amount or a percentage out of any variable investment option or the one-year fixed-rate option and into any variable investment option(s). You can transfer money to more than one variable investment option. The investment option used for the transfers is designated as the DCA account. You can have these automatic transfers made from the DCA account monthly, quarterly, semiannually or annually. By allocating amounts on a regular schedule instead of allocating the total amount at one particular time, you may be less susceptible to the impact of market fluctuations. Of course, there is no guarantee that dollar cost averaging will ensure a profit or protect against a loss in declining markets.

   Each transfer must be at least $100. Transfers will be made automatically on the schedule you choose until the entire amount you choose to have transferred has been transferred or until you tell us to discontinue the transfers. If the remaining amount to be transferred drops below $100, the entire remaining balance will be transferred on the next transfer date. You can allocate subsequent purchase payment to be transferred at any time.

   Your transfers will occur on the last calendar day of each transfer period you have selected, provided that the New York Stock Exchange is open on that date. If the New York Stock Exchange is not open on a particular transfer date, the transfer will take effect on the next business day.

   Any dollar cost averaging transfer you make do not count toward the 12 free transfers you are allowed per

 30
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                                                                         PART II
STRATEGIC PARTNERS SELECT PROSPECTUS  SECTIONS 1-9

year. This dollar cost averaging feature is available only during the contract accumulation phase, and is offered without charge.
ASSET ALLOCATION PROGRAM

We recognize the value of having asset allocation models when deciding how to allocate your purchase payments among the investment options. If you choose to participate in the Asset Allocation Program, your representative will give you a questionnaire to complete that will help determine a program that is appropriate for you. Your asset allocation will be prepared based on your answers to the questionnaire. You will not be charged for this service, and you are not obligated to participate or to invest according to program recommendations.

   Asset allocation is a sophisticated method of diversification which allocates assets among classes in order to manage investment risk and enhance returns over the long term. However, asset allocation does not guarantee a profit or protect against a loss. You are not obligated to participate or to invest according to the program recommendations. We do not intend to provide any personalized investment advice in connection with these programs and you should not rely on these programs as providing individualized investment recommendations to you. The asset allocation programs do not guarantee better investment results. We reserve the right to terminate or change the asset allocation programs at any time. You should consult your representative before electing any asset allocation program.
AUTO-REBALANCING

Once your money has been allocated among the variable investment options, the actual performance of the investment options may cause your allocation to shift. For example, an investment option that initially holds only a small percentage of your assets could perform much better than another investment option. Over time, this option could increase to a larger percentage of your assets than you desire. You can direct us to automatically rebalance your assets to return to your original allocation percentages or to subsequent allocation percentages you select. We will rebalance only the variable investment options that you have designated. The interest-rate options and the DCA account cannot participate in this feature.

   You may choose to have your rebalancing occur monthly, quarterly, semiannually or annually. The rebalancing will occur on the last calendar day of the period you have chosen, provided that the New York Stock Exchange is open on that date. If the New York Stock Exchange is not open on that date, the rebalancing will take effect on the next business day.

   Any transfers you make because of Auto-Rebalancing are not counted toward the 12 free transfers you are allowed per year. This feature is available only during the contract accumulation phase, and is offered without charge. If you choose auto-rebalancing and dollar cost averaging, auto-rebalancing will take place after the transfers from your DCA account.
VOTING RIGHTS

We are the legal owner of the shares in the underlying mutual funds used by the variable investment options. However, we vote the shares of the mutual funds according to voting instructions we receive from contractowners. When a vote is required, we will mail you a proxy which is a form you need to complete and return to us to tell us how you wish us to vote. When we receive those instructions, we will vote all of the shares we own on your behalf in accordance with those instructions. We will vote fund shares for which we do not receive instructions, and any other shares that we own in our own right, in the same proportion as shares for which we receive instructions from contractowners. We may change the way your voting instructions are calculated if it is required or permitted by federal or state regulation.
SUBSTITUTION

We may substitute one or more of the underlying mutual funds used by the variable investment options. We may also cease to allow investments in existing funds. We would not do this without the approval of the Securities and Exchange Commission (SEC) and any necessary state insurance departments. You will be given specific notice in advance of any substitution we intend to make.

                                                                              31
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                                                                         PART II
STRATEGIC PARTNERS SELECT PROSPECTUS  SECTIONS 1-9

        3:

WHAT KIND OF PAYMENTS WILL I RECEIVE DURING THE

        INCOME PHASE? (ANNUITIZATION)
--------------------------------------------------------------------------------

PAYMENT PROVISIONS

We can begin making annuity payments any time after the first contract anniversary. Annuity payments must begin no later than the later of the contract anniversary next following the annuitant's 90th birthday or the tenth contract anniversary. Upon annuitization, any value in an interest cell of the market value adjustment option may be subject to a market value adjustment.

   We make the income plans described below available at any time before the annuity date. These plans are called annuity options. During the income phase, all of the annuity options under this contract are fixed annuity options. This means that your participation in the variable investment options ends on the annuity date. If an annuity option is not selected by the annuity date, the Interest Payment Option (Option 3, described below) will automatically be selected. However, if your contract is held as an IRA and an annuity option is not selected by the annuity date or prior to the maximum annuity age, a lump sum payment of the contract value will be made to you. GENERALLY, ONCE THE ANNUITY PAYMENTS BEGIN, THE ANNUITY OPTION CAN NOT BE CHANGED AND YOU CANNOT MAKE WITHDRAWALS.

   Depending upon the annuity option you choose, you may incur a withdrawal charge when the income phase begins. Currently, if permitted by state law, we deduct any applicable withdrawal charge if you choose Option 1 for a period shorter than five years, Option 3, or certain other annuity options that we may make available. We do not deduct a withdrawal charge if you choose Option 1 for a period of five years or longer or Option 2. For information about Withdrawal Charges, see "What are the Expenses Associated with Strategic Partners Select?" page 37.

OPTION 1
ANNUITY PAYMENTS FOR A FIXED PERIOD

Under this option, we will make equal payments for the period chosen, up to 25 years (but not to exceed life expectancy). The annuity payments may be made monthly, quarterly, semiannually, or annually, as you choose, for the fixed period. If the annuitant dies during the income phase, payments will continue to the beneficiary for the remainder of the fixed period or, if the beneficiary so chooses, we will make a single lump sum payment. The amount of the lump sum payment is determined by calculating the present value of the unpaid future payments. This is done by using the interest rate used to compute the actual payments. The interest rate will be at least 3% a year.

OPTION 2
LIFE INCOME ANNUITY OPTION

Under this option, we will make annuity payments monthly, quarterly, semiannually, or annually as long as the annuitant is alive. If the annuitant dies before we have made 10 years worth of payments, we will pay the beneficiary in one lump sum the present value of the annuity payments scheduled to have been made over the remaining portion of that 10 year period, unless we were specifically instructed that such remaining annuity payments continue to be paid to the beneficiary. The present value of the remaining annuity payments is calculated by using the interest rate used to compute the amount of the original 120 payments. The interest rate will be at least 3% a year.

   If an annuity option is not selected by the annuity date, this is the option we will automatically select for you, unless prohibited by applicable law. If the life income annuity option is prohibited by applicable law, then we will pay you a lump sum in lieu of this option.

OPTION 3
INTEREST PAYMENT OPTION

Under this option, we will credit interest on the adjusted contract value until you request payment of all or part of the adjusted contract value. We can make interest payments on a monthly, quarterly, semiannual, or annual basis or allow the interest to accrue on your contract assets. Under this option, we will pay you interest at an effective rate of at least 3% a year. This option is not available if your contract is held in an IRA.

   Under this option, all gain in the annuity will be taxable as of the annuity date, however, you can withdraw part or all of the contract value that we are holding at any time.

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                                                                         PART II
STRATEGIC PARTNERS SELECT PROSPECTUS  SECTIONS 1-9

OTHER ANNUITY OPTIONS

We currently offer a variety of other annuity options not described above. At the time annuity payments are chosen, we may make available to you any of the fixed annuity options that are offered at your annuity date.

TAX CONSIDERATIONS

If your contract is held under a tax-favored plan, as discussed on page 43, you should consider the minimum distribution requirements mentioned on page 45 when selecting your annuity option.

   If contracts are held in connection with "qualified" retirement plans (such as a Section 401(k) plan), please note that if you are married at the time your payments commence, you may be required by federal law to choose an income option that provides at least a 50 percent joint and survivor annuity to your spouse, unless your spouse waives that right. Similarly, if you are married at the time of your death, federal law may require all or a portion of the death benefit to be paid to your spouse, even if you designated someone else as your beneficiary. For more information, consult the terms of your retirement arrangement.

                                                                              33
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                                                                         PART II
STRATEGIC PARTNERS SELECT PROSPECTUS  SECTIONS 1-9

        4:

WHAT IS THE

        DEATH BENEFIT?
--------------------------------------------------------------------------------

THE DEATH BENEFIT FEATURE PROTECTS THE CONTRACT VALUE FOR THE BENEFICIARY. PLEASE NOTE, THAT NO DEATH BENEFIT IS PAYABLE UPON THE DEATH OF THE OWNER OR JOINT OWNER. A DEATH BENEFIT IS ONLY PAYABLE UPON THE DEATH OF THE ANNUITANT OR CO-ANNUITANT (AS APPLICABLE).

BENEFICIARY

The beneficiary is the person(s) or entity you name to receive any death benefit upon the death of the annuitant or co-annuitant. The beneficiary is named at the time the contract is issued, unless you change it at a later date. Unless an irrevocable beneficiary has been named, you can change the beneficiary at any time before the annuitant or last surviving annuitant dies.

CALCULATION OF THE DEATH BENEFIT

If the annuitant (or the last surviving annuitant, if there are co-annuitants) dies during the accumulation phase, we will, upon receiving appropriate proof of death and any other needed documentation in good order ("due proof of death"), pay a death benefit to the beneficiary designated by the contractowner. We require due proof of death to be submitted promptly.

   If the annuitant (older co-annuitant) is under age 80 on the contract date and prior to his or her 80th birthday, the annuitant (last surviving annuitant) dies, the beneficiary will receive the greater of the following (as of the time we receive due proof of death):

- Current contract value (as of the time we receive appropriate proof of death). We impose no negative market value adjustment on contract value held within the market value adjustment option when a death benefit is paid.

- Guaranteed Minimum Death Benefit (GMDB)--This is the step-up value which equals the highest value of the contract on any contract anniversary date -- that is, on each contract anniversary, the new step-up value becomes the higher of the previous step-up value and the current contract value. Between anniversary dates, the step-up value is only increased by additional invested purchase payments and reduced proportionally by withdrawals.

   On or after the annuitant's (older co-annuitant's) 80th birthday, if the annuitant (last surviving annuitant) dies, the beneficiary will receive the greater of: 1) the current contract value as of the date that due proof of death is received, and 2) the Guaranteed Minimum Death Benefit as of age 80, increased by additional invested purchase payments, and reduced proportionally by withdrawals. For this purpose, an annuitant is deemed to reach age 80 on the contract anniversary on or following the annuitant's actual 80th birthday.

   If the annuitant (older co-annuitant) is age 80 or older on the contract date, upon the annuitant's (last surviving annuitant's) death, the beneficiary will receive, as of the date that due proof of death is received, the greater of: 1) current contract value as of the date due proof of death is received; or
2) the total invested purchase payments reduced proportionally by withdrawals.

   Here is an example of a proportional reduction:

   The current contract value is $100,000 and step-up value is $80,000. The owner makes a withdrawal that reduces the contract value by 50% (including the effect of any withdrawal charges). The new step-up value is $40,000, or 50% of what it was before the withdrawal.

   This death benefit is payable only in the event of the death of the sole or last surviving annuitant and will not be paid upon the death of an owner who is not the annuitant.

DEATH OF OWNER OR JOINT OWNER

If the owner and the annuitant are not the same person and the owner dies during the accumulation phase, the subsequent owner generally receives the cash value subject to tax requirements concerning distributions.

   If the contract has an owner and joint owner who are spouses at the time of the owner's or joint owner's death during the accumulation phase, the contract will continue and the surviving spouse will become the sole owner of the contract, entitled to any rights and privileges granted by us under the contract. However, the surviving spouse may, within 60 days of providing

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--------------------------------------------------------------------------------

                                                                         PART II
STRATEGIC PARTNERS SELECT PROSPECTUS  SECTIONS 1-9

due proof of death take the cash value under one of the payout options listed below.

   If the contract has an owner and joint owner who are not spouses at the time of the owner's or joint owner's death during the accumulation phase, the surviving owner will be required to take the cash value under one of the payout options listed below.

   The payout options are:

   Choice 1. Lump sum.

   Choice 2. Payment of the entire contract value within 5 years of the date of death.

   Choice 3. Payment under an annuity or settlement option over the lifetime of the survivor or over a period not extending beyond the life expectancy of the surviving owner with distribution beginning within one year of the date of death.

   This contract is subject to special tax rules that govern the required distributions upon the death of the owner or joint owner. See "What are the Tax Considerations Associated with the Strategic Partners Select Contract?" section beginning on page 40.

                                                                         PART II
STRATEGIC PARTNERS SELECT PROSPECTUS  SECTIONS 1-9

        5:

HOW CAN I PURCHASE A STRATEGIC PARTNERS

        SELECT CONTRACT?
--------------------------------------------------------------------------------

PURCHASE PAYMENTS

The initial purchase payment is the amount of money you give us to purchase the contract. The minimum purchase payment is $10,000. You must get our prior approval for any initial purchase payment over $1 million and any subsequent payment over $2 million. You can make additional purchase payments by means other than electronic fund transfer of no less than $500 at any time during the accumulation phase. However, we impose a minimum of $100 with respect to additional purchase payments made through electronic fund transfers.

   For qualified contracts, you may purchase the contract only if the annuitant is 69 or younger on the contract date (age 80 or younger if a minimum distribution option has been selected). For non-qualified contracts, you may purchase this contract only if the annuitant or co-annuitant is 85 or younger on the contract date.

ALLOCATION OF PURCHASE PAYMENTS

When you purchase a contract, we will allocate your purchase payment among the variable or fixed interest rate options, or the market value adjustment option based on the percentages you choose. The percentage of your allocation to a particular investment option can range in whole percentages from 0% to 100%.

   When you make an additional purchase payment, it will be allocated in the same way as your most recent purchase payment, unless you tell us otherwise.

   You may change your allocation of future invested purchase payment at any time. Contact the Prudential Annuity Service Center for details.

   We generally will credit the initial purchase payment to your contract within two business days from the day on which we receive your payment in good order at the Prudential Annuity Service Center. If, however, your first payment is made without enough information for us to set up your contract, we may need to contact you to obtain the required information. If we are not able to obtain this information within five business days, we will within that five business day period either return your purchase payment or obtain your consent to continue holding it until we receive the necessary information. We will generally credit each subsequent purchase payment as of the business day we receive it in good order at the Prudential Annuity Service Center. Our business day generally closes at 4:00 p.m. Eastern time. Subsequent purchase payments received in good order after 4:00 p.m., Eastern time will be credited on the following business day.

CALCULATING CONTRACT VALUE

The value of the variable portion of your contract will go up or down depending on the investment performance of the variable investment options you choose. To determine the value of your contract allocated to the variable investment options, we use a unit of measure called an accumulation unit. A variable accumulation unit works like a share of a mutual fund.

   Every day we determine the value of an accumulation unit for each of the variable investment options. We do this by:

1) Adding up the total amount of money allocated to a specific investment option;

2) Subtracting from that amount insurance charges and any other applicable charges; and

3) Dividing this amount by the number of outstanding accumulation units.

   When you make a purchase payment to a variable investment option, we credit your contract with accumulation units of the subaccount or subaccounts selected. The number of accumulation units credited to your contract is determined by dividing the amount of the purchase payment allocated to an investment option by the unit price of the accumulation unit for that investment option. We calculate the unit price for each investment option after the New York Stock Exchange closes each day and then credit your contract. The value of the accumulation units can increase, decrease, or remain the same from day to day.

   We cannot guarantee that the value of your contract will increase or that it will not fall below the amount of your total purchase payments. However, we do guarantee a minimum interest rate of 3% a year on that portion of the contract value allocated to the fixed-rate option and to the market value adjustment option if held for the full seven-year period.

                                                                         PART II
STRATEGIC PARTNERS SELECT PROSPECTUS  SECTIONS 1-9

        6:
WHAT ARE THE EXPENSES ASSOCIATED WITH THE STRATEGIC

        PARTNERS SELECT CONTRACT?
--------------------------------------------------------------------------------

THERE ARE CHARGES AND OTHER EXPENSES ASSOCIATED WITH THE CONTRACT THAT REDUCE THE RETURN ON YOUR INVESTMENT. THESE CHARGES AND EXPENSES ARE DESCRIBED BELOW.

The charges under the contracts are designed to cover, in the aggregate, our direct and indirect costs of selling, administering and providing benefits under the contracts. They are also designed, in the aggregate, to compensate us for the risks of loss we assume pursuant to the contracts. If, as we expect, the charges that we collect from the contracts exceed our total costs in connection with the contracts, we will earn a profit. Otherwise, we will incur a loss. The rates of certain of our charges have been set with reference to estimates of the amount of specific types of expenses or risks that we will incur. In most cases, this prospectus identifies such expenses or risks in the name of the charge; however, the fact that any charge bears the name of, or is designed primarily to defray a particular expense or risk does not mean that the amount we collect from that charge will never be more than the amount of such expense or risk. Nor does it mean that we may not also be compensated for such expense or risk out of any other charges we are permitted to deduct by the terms of the contract.

INSURANCE CHARGES

Each day, we make a deduction for insurance charges. The insurance charges have two parts:

1) Mortality and expense risk charge

2) Administrative expense charge

1) MORTALITY AND EXPENSE RISK CHARGE

The mortality risk charge is for assuming the risk that the annuitant(s) will live longer than expected based on our life expectancy tables. When this happens, we pay a greater number of annuity payments. The expense risk charge is for assuming the risk that the current charges will be insufficient in the future to cover the cost of administering the contract.

   The mortality and expense risk charge is equal, on an annual basis, to 1.37% of the daily value of the contract invested in the variable investment options. This charge is not assessed against amounts allocated to the interest-rate options.

   If the charges under the contract are not sufficient to cover our expenses, then we will bear the loss. We do, however, expect to profit from this charge. The mortality and expense risk charge cannot be increased. Any profits made from this charge may be used by us to pay for the costs of distributing the contracts.

2) ADMINISTRATIVE EXPENSE CHARGE

This charge is for the expenses associated with the administration of the contract. The administration of the contract includes preparing and issuing the contract, establishing and maintaining contract records, issuing confirmations and annual reports, personnel costs, legal and accounting fees, filing fees, and systems costs.

   This charge is equal, on an annual basis, to 0.15% of the daily value of the contract invested in the variable investment options. This charge is not assessed against amounts allocated to the interest-rate options.

ANNUAL CONTRACT FEE

During the accumulation phase, if your contract value is less than $50,000, we will deduct $30 per contract year. This annual contract fee is used for administrative expenses and cannot be increased. The $30 charge will be deducted proportionately from each of the contract's investment options. This charge will also be deducted when you surrender your contract if your contract value is less than $50,000.

WITHDRAWAL CHARGE

During the accumulation phase you can make withdrawals from your contract. When you make a withdrawal, money will be taken first from your purchase payments for purposes of determining withdrawal charges. When your purchase payments have been used up, then we will take the money from your earnings. You will not have to pay any withdrawal charge when you withdraw your earnings.

   The withdrawal charge is for the payment of the expenses involved in selling and distributing the contracts, including sales commissions, printing of prospectuses, sales administration, preparation of sales literature and other promotional activities. If the contract is sold under circumstances that reduce the sales expenses, we may reduce or eliminate the

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        6:
WHAT ARE THE EXPENSES ASSOCIATED WITH THE STRATEGIC PARTNERS SELECT CONTRACT? CONTINUED
--------------------------------------------------------------------------------

                                                                         PART II
STRATEGIC PARTNERS SELECT PROSPECTUS  SECTIONS 1-9

withdrawal charge. For example, a large group of individuals purchasing contracts or an individual who already has a relationship with us may receive such a reduction. We will not permit a reduction or elimination of charges where it would be unfairly discriminatory.

   You can withdraw up to 10% of your total purchase payments each contract year without paying a withdrawal charge. This amount is referred to as the "charge-free amount." If any of the charge-free amount is not used during a contract year, it will be carried over to the next contract year. During the first seven contract years, if your withdrawal of purchase payments is more than the charge-free amount, a withdrawal charge will be applied proportionately to all of the variable investment options as well as the interest-rate options. This charge is based on your contract date.

   The withdrawal charge is the percentage, shown below, of the amount withdrawn.

PERCENTAGE OF APPLICABLE WITHDRAWAL CHARGES
------------------------------------------------------------

During contract year 1              7%
During contract year 2              6%
During contract year 3              5%
During contract year 4              4%
During contract year 5              3%
During contract year 6              2%
During contract year 7              1%
After that                          0%

   Note: There is no withdrawal charge on any amount used to provide income under the Life Annuity with 120 Payments (10 years) Certain Option or the annuity payments for a fixed period option with a period of five years or more. There will be a reduction in the withdrawal charge for contracts issued to annuitants whose age is 84 and older.

   If a withdrawal is taken from a market value adjustment guarantee period prior to the expiration of the rate guarantee period, we will make a market value adjustment to the withdrawal amount. We will then apply a withdrawal charge to the adjusted amount.

   Withdrawal charges will never be greater than permitted by applicable law.

TAXES ATTRIBUTABLE TO PREMIUM

There may be federal, state and local premium based taxes applicable to your purchase payment. We are responsible for the payment of these taxes and may make a deduction from the value of the contract to pay some or all of these taxes. It is our current practice not to deduct a charge for state premium taxes until annuity payments begin. New York does not, however, currently charge premium taxes. It is also our current practice not to deduct a charge for the federal tax associated with deferred acquisition costs paid by us that are based on premium received. However, we reserve the right to charge the contractowner in the future for any such tax associated with deferred acquisition costs and any federal, state or local income, excise, business or any other type of tax measured by the amount of premium received by us.

TRANSFER FEE

You can make 12 free transfers every year. If you make more than 12 transfers in a year (excluding Dollar Cost Averaging and Auto-Rebalancing), we will deduct a transfer fee of $25 for each additional transfer. We will deduct the transfer fee pro-rata from the investment options from which the transfer is made. The transfer fee is deducted before the market value adjustment, if any, is calculated.

COMPANY TAXES

We will pay the taxes on the earnings of the separate account. We do not currently charge you for these taxes. We will periodically review the issue of charging for these taxes, and may impose such a charge in the future.

UNDERLYING MUTUAL FUND FEES

When you allocate a purchase payment or a transfer to the variable investment options, we in turn invest in shares of a corresponding underlying mutual fund. Those funds charge fees that are in addition to the contract-related fees described in this section. For 2003, the fees of these funds ranged on an annual basis from 0.37% to 1.30% of fund assets (these fees reflect the effect of expense reimbursements or waivers, which may terminate at any time). For additional information about these fund fees, please consult the prospectuses for the funds.

                                                                         PART II
STRATEGIC PARTNERS SELECT PROSPECTUS  SECTIONS 1-9

        7:

HOW CAN I

        ACCESS MY MONEY?
--------------------------------------------------------------------------------

YOU CAN ACCESS YOUR MONEY BY:

-  MAKING A WITHDRAWAL (EITHER PARTIAL OR COMPLETE); OR

-  ELECTING TO RECEIVE ANNUITY PAYMENTS DURING THE INCOME PHASE.

YOU CAN MAKE WITHDRAWALS ONLY DURING THE ACCUMULATION PHASE

When you make a full withdrawal, you will receive the value of your contract on the day you made the withdrawal, less any applicable charges. We will calculate the value of your contract, and charges, if any, as of the date we receive your request in good order at the Prudential Annuity Service Center.

   Unless you tell us otherwise, any partial withdrawal will be made proportionately from all of the affected investment options and interest-rate options you have selected. You will need our consent to make a partial withdrawal if the requested withdrawal is less than $250.

   With respect to the variable investment options, we will generally pay the withdrawal amount, less any required tax withholding, within seven days after we receive a properly completed withdrawal request. We will deduct applicable charges, and apply a market value adjustment, if any, from the assets in your contract.

   INCOME TAXES, TAX PENALTIES AND CERTAIN RESTRICTIONS ALSO MAY APPLY TO ANY WITHDRAWAL YOU MAKE. FOR A MORE COMPLETE EXPLANATION, SEE SECTION 8 OF THIS PROSPECTUS.

AUTOMATED WITHDRAWALS

We offer an automated withdrawal feature. This feature enables you to receive periodic withdrawals in monthly, quarterly, semiannual or annual intervals. We will process your withdrawals at the end of the business day at the intervals you specify. We will continue at these intervals until you tell us otherwise.

   You can make withdrawals from any designated investment option or proportionally from all investment options. Market value adjustments may apply. Withdrawal charges may be deducted if the withdrawals in any contract year are more than the charge-free amount. The minimum automated withdrawal amount you can make generally is $100.

   INCOME TAXES, TAX PENALTIES, WITHDRAWAL CHARGES, MARKET VALUE ADJUSTMENTS AND CERTAIN RESTRICTIONS MAY APPLY TO AUTOMATED WITHDRAWALS. FOR A MORE COMPLETE EXPLANATION, SEE SECTION 8 OF THIS PROSPECTUS AND THE TAX DISCUSSION IN THE STATEMENT OF ADDITIONAL INFORMATION.

SUSPENSION OF PAYMENTS OR TRANSFERS

The SEC may require us to suspend or postpone payments made in connection with withdrawals or transfers from the variable investment options for any period when:

- The New York Stock Exchange is closed (other than customary weekend and holiday closings);

-  Trading on the New York Stock Exchange is restricted;

- An emergency exists, as determined by the SEC, during which sales of shares of the underlying mutual funds are not feasible or we cannot reasonably value the accumulation units; or

- The SEC, by order, permits suspension or postponement of payments for the protection of owners.

We expect to pay the amount of any withdrawal or transfer made from the interest-rate options promptly upon request.

                                                                         PART II
STRATEGIC PARTNERS SELECT PROSPECTUS  SECTIONS 1-9

        8:

WHAT ARE THE TAX CONSIDERATIONS ASSOCIATED WITH THE STRATEGIC

                    PARTNERS SELECT CONTRACT?
--------------------------------------------------------------------------------

The tax considerations associated with the Strategic Partners Select contract vary depending on whether the contract is (i) owned by an individual and not associated with a tax-favored retirement plan (including contracts held by a non-natural person, such as a trust, acting as an agent for a natural person), or (ii) held under a tax-favored retirement plan. We discuss the tax considerations for these categories of contracts below. The discussion is general in nature and describes only federal income tax law (not state or other tax laws). It is based on current law and interpretations, which may change. The discussion includes a description of certain spousal rights under the contract and under tax-qualified plans. Our administration of such spousal rights and related tax reporting accords with our understanding of the Defense of Marriage Act (which defines a "marriage" as a legal union between a man and a woman and a "spouse" as a person of the opposite sex). The information provided is not intended as tax advice. You should consult with a qualified tax advisor for complete information and advice. References to purchase payments below relate to your cost basis in your contract. Generally, your cost basis in a contract not associated with a tax-favored retirement plan is the amount you pay into your contract, or into annuities exchanged for your contract, on an after-tax basis less any withdrawals of such payments.

   This contract may also be purchased as a non-qualified annuity (i.e., a contract not held under a tax-favored retirement plan) by a trust or custodial IRA or 403(b) account, which can hold other permissible assets other than the annuity. The terms and administration of the trust or custodial account in accordance with the laws and regulations for IRAs or 403(b)s, as applicable, are the responsibility of the applicable trustee or custodian.

CONTRACTS OWNED BY INDIVIDUALS (NOT ASSOCIATED WITH TAX-FAVORED RETIREMENT
PLANS)

TAXES PAYABLE BY YOU

We believe the contract is an annuity contract for tax purposes. Accordingly, as a general rule, you should not pay any tax until you receive money under the contract.

   Generally, annuity contracts issued by the same company (and affiliates) to you during the same calendar year must be treated as one annuity contract for purposes of determining the amount subject to tax under the rules described below.

   It is possible that the Internal Revenue Service (IRS) would assert that some or all of the charges for the optional benefits under the contract such as the Guaranteed Minimum Death Benefit, should be treated for federal income tax purposes as a partial withdrawal from the contract. If this were the case, the charge for these benefits could be deemed a withdrawal and treated as taxable to the extent there are earnings in the contract. Additionally, for owners under age 59 1/2, the taxable income attributable to the charge for the benefit could be subject to a tax penalty.

   If the IRS determines that the charges for one or more benefits under the contract are taxable withdrawals, then the sole or surviving owner will be provided with a notice from us describing available alternatives regarding these benefits.

TAXES ON WITHDRAWALS AND SURRENDER

If you make a withdrawal from your contract or surrender it before annuity payments begin, the amount you receive will be taxed as ordinary income, rather than as return of purchase payments, until all gain has been withdrawn. You will generally be taxed on any withdrawals from the contract while you are alive even if the withdrawal is paid to someone else.

   If you assign or pledge all or part of your contract as collateral for a loan, the part assigned generally will be treated as a withdrawal. Also, if you elect the interest payment option that we may offer, that election will be treated, for tax purposes, as surrendering your contract.

   If you transfer your contract for less than full consideration, such as by gift, you will trigger tax on any gain in the contract. This rule does not apply if you transfer the contract to your spouse or under most circumstances you transfer the contract incident to divorce.

TAXES ON ANNUITY PAYMENTS

A portion of each annuity payment you receive will be treated as a partial return of your purchase payments

--------------------------------------------------------------------------------

                                                                         PART II
STRATEGIC PARTNERS SELECT PROSPECTUS  SECTIONS 1-9

and will not be taxed. The remaining portion will be taxed as ordinary income. Generally, the nontaxable portion is determined by multiplying the annuity payment you receive by a fraction, the numerator of which is your purchase payments (less any amounts previously received tax-free) and the denominator of which is the total expected payments under the contract.

   After the full amount of your purchase payments have been recovered tax-free, the full amount of the annuity payments will be taxable. If annuity payments stop due to the death of the annuitant before the full amount of your purchase payments have been recovered, a tax deduction may be allowed for the unrecovered amount.

TAX PENALTY ON WITHDRAWALS AND ANNUITY PAYMENTS

Any taxable amount you receive under your contract may be subject to a 10% tax penalty. Amounts are not subject to this tax penalty if:

-  the amount is paid on or after you reach age 59 1/2 or die;

-  the amount received is attributable to your becoming disabled;

- the amount paid or received is in the form of substantially equal payments not less frequently than annually (please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years. Modification of payments during that time period will generally result in retroactive application of the 10% tax penalty.); or

- The amount received is paid under an immediate annuity contract (in which annuity payments begin within one year of purchase).

SPECIAL RULES IN RELATION TO TAX-FREE EXCHANGES UNDER SECTION 1035

Section 1035 of the Internal Revenue Code of 1986, as amended (Code) permits certain tax-free exchanges of a life insurance, annuity or endowment contract for an annuity. If the annuity is purchased through a tax-free exchange of a life insurance, annuity or endowment contract that was purchased prior to August 14, 1982, then any purchase payments made to the original contract prior to August 14, 1982 will be treated as made to the new contract prior to that date. (See "Federal Tax Status" in the Statement of Additional Information).

   Partial surrenders may be treated in the same way as tax-free 1035 exchanges of entire contracts, therefore avoiding current taxation of any gains in the contract as well as the 10% tax penalty on pre-age 59 1/2 withdrawals. The IRS has reserved the right to treat transactions it considers abusive as ineligible for this favorable partial 1035 exchange treatment. We do not know what transactions may be considered abusive. For example, we do not know how the IRS may view early withdrawals or annuitizations after a partial exchange. In addition, it is unclear how the IRS will treat a partial exchange from a life insurance, endowment, or annuity contract into an immediate annuity. As of the date of this prospectus, we will accept a partial 1035 exchange from a non-qualified annuity into an immediate annuity as a "tax-free" exchange for future tax reporting purposes, except to the extent that we, as a reporting and withholding agent, believe that we would be expected to deem the transaction to be abusive. However, some insurance companies may not recognize these partial surrenders as tax-free exchanges and may report them as taxable distributions to the extent of any gain distributed as well as subjecting the taxable portion of the distribution to the 10% tax penalty. We strongly urge you to discuss any transaction of this type with your tax advisor before proceeding with the transaction.

TAXES PAYABLE BY BENEFICIARIES

The death benefit options are subject to income tax to the extent the distribution exceeds the cost basis in the contract. The value of the death benefit, as determined under federal law, is also included in the owner's estate.

   Generally, the same tax rules described above would also apply to amounts received by your beneficiary. Choosing any option other than a lump sum death benefit may defer taxes. Certain minimum distribution requirements apply upon your death, as discussed further below.

   Tax consequences to the beneficiary vary among the death benefit payment options.

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                                                                         PART II
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-  Choice 1:  The beneficiary is taxed on earnings in the contract.

- Choice 2: The beneficiary is taxed as amounts are withdrawn (in this case earnings are treated as being distributed first).

- Choice 3: The beneficiary is taxed on each payment (part will be treated as earnings and part as return of premiums).

REPORTING AND WITHHOLDING ON DISTRIBUTIONS

Taxable amounts distributed from your annuity contracts are subject to federal and state income tax reporting and withholding. In general, we will withhold federal income tax from the taxable portion of such distribution based on the type of distribution. In the case of an annuity or similar periodic payment, we will withhold as if you are a married individual with three exemptions unless you designate a different withholding status. In the case of all other distributions, we will withhold at a 10% rate. You may generally elect not to have tax withheld from your payments. An election out of withholding must be made on forms that we provide.

   State income tax withholding rules vary and we will withhold based on the rules of your State of residence. Special tax rules apply to withholding for nonresident aliens, and we generally withhold income tax for nonresident aliens at a 30% rate. A different withholding rate may be applicable to a nonresident alien based on the terms of an existing income tax treaty between the United States and the nonresident alien's country. Please refer to the CONTRACTS HELD BY TAX FAVORED PLANS section below for a discussion regarding withholding rules for tax favored plans (for example, an IRA).

   Regardless of the amount withheld by us, you are liable for payment of federal and state income tax on the taxable portion of annuity distributions. You should consult with your tax advisor regarding the payment of the correct amount of these income taxes and potential liability if you fail to pay such taxes.

ANNUITY QUALIFICATION

   Diversification And Investor Control. In order to qualify for the tax rules applicable to annuity contracts described above, the assets underlying the variable investment options of the annuity contract must be diversified, according to certain rules. We believe these diversification rules will be met.

   An additional requirement for qualification for the tax treatment described above is that we, and not you as the contract owner, must have sufficient control over the underlying assets to be treated as the owner of the underlying assets for tax purposes. While we also believe these investor control rules will be met, the Treasury Department may promulgate guidelines under which a variable annuity will not be treated as an annuity for tax purposes if persons with ownership rights have excessive control over the investments underlying such variable annuity. It is unclear whether such guidelines, if in fact promulgated, would have retroactive effect. It is also unclear what effect, if any, such guidelines may have on transfers between the investment options offered pursuant to this prospectus. We will take any action, including modifications to your contract or the investment options, required to comply with such guidelines if promulgated.

   Please refer to the Statement of Additional Information for further information on these diversification and investor control issues.

   Required Distributions Upon Your Death. Upon your death, certain distributions must be made under the contract. The required distributions depend on whether you die before you start taking annuity payments under the contract or after you start taking annuity payments under the contract.

   If you die on or after the annuity date, the remaining portion of the interest in the contract must be distributed at least as rapidly as under the method of distribution being used as of the date of death.

   If you die before the annuity date, the entire interest in the contract must be distributed within 5 years after the date of death. However, if a periodic payment option is selected by your designated beneficiary and if such payments begin within 1 year of your death, the value of the contract may be distributed over the beneficiary's life or a period not exceeding the beneficiary's life expectancy. Your designated beneficiary is the person to whom benefit rights under

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                                                                         PART II
STRATEGIC PARTNERS SELECT PROSPECTUS  SECTIONS 1-9

the contract pass by reason of death, and must be a natural person in order to elect a periodic payment option based on life expectancy or a period exceeding five years.

   If the contract is payable to (or for the benefit of) your surviving spouse, that portion of the contract may be continued with your spouse as the owner.

   Changes In The Contract We reserve the right to make any changes we deem necessary to assure that the contract qualifies as an annuity contract for tax purposes. Any such changes will apply to all contract owners and you will be given notice to the extent feasible under the circumstances.

ADDITIONAL INFORMATION

You should refer to the Statement of Additional Information if:

- The contract is held by a corporation or other entity instead of by an individual or as agent for an individual.

- Your contract was issued in exchange for a contract containing purchase payments made before August 14, 1982.

- You transfer your contract to, or designate, a beneficiary who is either 37 1/2 years younger than you or a grandchild.

CONTRACTS HELD BY TAX FAVORED PLANS

The following discussion covers annuity contracts held under tax-favored retirement plans.

   Currently, the contract may be purchased for use in connection with individual retirement accounts and annuities (IRAs) which are subject to Sections 408(a), 408(b) and 408A of the Code. This description assumes that you have satisfied the requirements for eligibility for these products.

   YOU SHOULD BE AWARE THAT TAX FAVORED PLANS SUCH AS IRAS GENERALLY PROVIDE TAX DEFERRAL REGARDLESS WHETHER THEY INVEST IN ANNUITY CONTRACTS. THIS MEANS THAT WHEN A TAX FAVORED PLAN INVESTS IN AN ANNUITY CONTRACT, IT GENERALLY DOES NOT RESULT IN ANY ADDITIONAL TAX DEFERRAL BENEFITS.

TYPES OF TAX FAVORED PLANS

   IRAs. If you buy a contract for use as an IRA, we will provide you a copy of the prospectus and contract. The "IRA Disclosure Statement" on page 52 contains information about eligibility, contribution limits, tax particulars, and other IRA information. In addition to this information (some of which is summarized below), the IRS requires that you have a "free look" after making an initial contribution to the contract. During this time, you can cancel the contract by notifying us in writing, and we will refund all of the purchase payments under the contract (or, if provided by applicable state law, the amount your contract is worth, if greater) less any applicable federal and state income tax withholding.

   Contributions Limits/Rollovers. Because of the way the contract is designed, you may only purchase a contract for an IRA in connection with a "rollover" of amounts from a qualified retirement plan or transfer from another IRA. You must make a minimum initial payment of $10,000 to purchase a contract. This minimum is greater than the maximum amount of any annual contribution allowed by law you may make to an IRA. For 2004 the limit is $3,000; increasing in 2005 to 2007, to $4,000; and for 2008, $5,000. After 2008 the contribution amount will be indexed for inflation. The tax law also provides for a catch-up provision for individuals who are age 50 and above. These taxpayers will be permitted to contribute an additional $500 in years 2004 to 2005 and an additional $1,000 in 2006 and years thereafter. The "rollover" rules under the Code are fairly technical; however, an individual (or his or her surviving spouse) may generally "roll over" certain distributions from tax favored retirement plans (either directly or within 60 days from the date of these distributions) if he or she meets the requirements for distribution. Once you buy the contract, you can make regular IRA contributions under the contract (to the extent permitted by law). However, if you make such regular IRA contributions, you should note that you will not be able to treat the contract as a "conduit IRA," which means that you will not retain possible favorable tax treatment if you subsequently "roll over" the

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STRATEGIC PARTNERS SELECT PROSPECTUS  SECTIONS 1-9

contract funds originally derived from a qualified retirement plan into another
Section 401(a) plan.

   Required Provisions. Contracts that are IRAs (or endorsements that are part of the contract) must contain certain provisions:

- You, as owner of the contract, must be the "annuitant" under the contract (except in certain cases involving the division of property under a decree of divorce);

-  Your rights as owner are non-forfeitable;

- You cannot sell, assign or pledge the contract, other than to Pruco Life of New Jersey;

- The annual contribution you pay cannot be greater than the maximum amount allowed by law, including catch-up contributions if applicable (which does not include any rollover amounts);

- The date on which annuity payments must begin cannot be later than April 1st of the calendar year after the calendar year you turn age 70 1/2; and

- Death and annuity payments must meet "minimum distribution requirements" (described below).

   Usually, the full amount of any distribution from an IRA (including a distribution from this contract) which is not a rollover is taxable. As taxable income, these distributions are subject to the general tax withholding rules described earlier. In addition to this normal tax liability, you may also be liable for the following, depending on your actions:

-  A 10% "early distribution penalty" (described on page 45);

- Liability for "prohibited transactions" if you, for example, borrow against the value of an IRA; or

-  Failure to take a minimum distribution (also generally described on page 45).

   ROTH IRAs. Like standard IRAs, income within a Roth IRA accumulates tax-free, and contributions are subject to specific limits. Roth IRAs have, however, the following differences:

-  Contributions to a Roth IRA cannot be deducted from your gross income;

- "Qualified distributions" from a Roth IRA are excludable from gross income. A "qualified distribution" is a distribution that satisfies two requirements:
   (1) the distribution must be made (a) after the owner of the IRA attains age 59 1/2; (b) after the owner's death; (c) due to the owner's disability; or
   (d) for a qualified first time homebuyer distribution within the meaning of
   Section 72(t)(2)(F) of the Code; and (2) the distribution must be made in the year that is at least five tax years after the first year for which a contribution was made to any Roth IRA established for the owner or five years after a rollover, transfer, or conversion was made from a traditional IRA to a Roth IRA. Distributions from a Roth IRA that are not qualified distributions will be treated as made first from contributions and then from earnings, and taxed generally in the same manner as distributions from a traditional IRA; and

- If eligible (including meeting income limitations and earnings requirements), you may make contributions to a Roth IRA after attaining age 70 1/2, and distributions are not required to begin upon attaining such age or at any time thereafter.

   Because the contract's minimum initial payment of $10,000 is greater than the maximum annual contribution permitted to be made to a Roth IRA, you may only purchase a contract for a Roth IRA in connection with a "rollover" or "conversion" of amounts of another traditional IRA, conduit IRA, or Roth IRA. This minimum is greater than the maximum amount of any annual contribution allowed by law you may make to a Roth IRA. The Code permits persons who meet certain income limitations (generally, adjusted gross income under $100,000), and who receive certain qualifying distributions from such non-Roth IRAs, to directly rollover or make, within 60 days, a "rollover" of all or any part of the amount of such distribution to a Roth IRA which they establish. This conversion triggers current taxation (but is not subject to a 10% early distribution penalty). Once the contract has been purchased, regular Roth IRA contributions will be accepted to the extent permitted by law.

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                                                                         PART II
STRATEGIC PARTNERS SELECT PROSPECTUS  SECTIONS 1-9

MINIMUM DISTRIBUTION REQUIREMENTS AND PAYMENT OPTION

If you hold the contract under an IRA (or other tax-favored plan), IRS minimum distribution requirements must be satisfied. This means that generally payments must start by April 1 of the year after the year you reach age 70 1/2 and must be made for each year thereafter. The amount of the payment must at least equal the minimum required under the IRS rules. Several choices are available for calculating the minimum amount. More information on the mechanics of this calculation is available on request. Please contact us a reasonable time before the IRS deadline so that a timely distribution is made. Please note that there is a 50% tax penalty on the amount of any minimum distribution not made in a timely manner.

   You can use the Minimum Distribution option to satisfy the IRS minimum distribution requirements for this contract without either beginning annuity payments or surrendering the contract. We will distribute to you this minimum distribution amount, less any other partial withdrawals that you made during the year.

   Although the IRS rules determine the required amount to be distributed from your IRA each year, certain payment alternatives are still available to you. If you own more than one IRA, you can choose to satisfy your minimum distribution requirement for each of your IRAs by withdrawing that amount from any of your IRAs.

PENALTY FOR EARLY WITHDRAWALS

You may owe a 10% tax penalty on the taxable part of distributions received from an IRA or Roth IRA before you attain age 59 1/2.

   Amounts are not subject to this tax penalty if:

-  the amount is paid on or after you reach age 59 1/2 or die;

-  the amount received is attributable to your becoming disabled; or

- the amount paid or received is in the form of substantially equal payments not less frequently than annually (please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years. Modification of payments during that time period will generally result in retroactive application of the 10% tax penalty.).

   Other exceptions to this tax may apply. You should consult your tax advisor for further details.

WITHHOLDING

Unless you elect otherwise, we will withhold federal income tax from the taxable portion of such distribution at an appropriate percentage. The rate of withholding on annuity payments where no mandatory withholding is required is determined on the basis of the withholding certificate that you file with us. If you do not file a certificate, we will automatically withhold federal taxes on the following basis:

- For any annuity payments not subject to mandatory withholding, you will have taxes withheld by us as if you are a married individual, with three exemptions; and

-  For all other distributions, we will withhold at a 10% rate.

   We will provide you with forms and instructions concerning the right to elect that no amount be withheld from payments in the ordinary course. However, you should know that, in any event, you are liable for payment of federal income taxes on the taxable portion of the distributions, and you should consult with your tax advisor to find out more information on your potential liability if you fail to pay such taxes.

ERISA DISCLOSURE/REQUIREMENTS

ERISA (the "Employee Retirement Income Security Act of 1974") and the Code prevent a fiduciary and other "parties in interest" with respect to a plan (and, for these purposes, an IRA would also constitute a "plan") from receiving any benefit from any party dealing with the plan, as a result of the sale of the contract. Administrative exemptions under ERISA generally permit the sale of insurance/annuity products to plans, provided that certain information is disclosed to the person purchasing the contract. This information has to do primarily with the fees, charges, discounts and other

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                                                                         PART II
STRATEGIC PARTNERS SELECT PROSPECTUS  SECTIONS 1-9

costs related to the contract, as well as any commissions paid to any agent selling the contract.

   Information about any applicable fees, charges, discounts, penalties or adjustments may be found under "What Are The Expenses Associated With The Strategic Partners Annuity One Contract" starting on page 37.

   Information about sales representatives and commissions may be found under "Other Information" and "Sale And Distribution Of The Contract" on page 47.

   In addition, other relevant information required by the exemptions is contained in the contract and accompanying documentation. Please consult your tax advisor if you have any additional questions.

ADDITIONAL INFORMATION

For additional information about federal tax law requirements applicable to tax favored plans, see the "IRA Disclosure Statement" on page 52.

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                                                                         PART II
STRATEGIC PARTNERS SELECT PROSPECTUS  SECTIONS 1-9

        9:

OTHER

        INFORMATION
--------------------------------------------------------------------------------

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY

Pruco Life Insurance Company of New Jersey ("Pruco Life of New Jersey") is a stock life insurance company, organized in 1982 under the laws of the State of New Jersey. It is licensed to sell life insurance and annuities in New Jersey and New York.

   Pruco Life of New Jersey is an indirect, wholly-owned subsidiary of The Prudential Insurance Company of America ("Prudential"), a New Jersey stock life insurance company doing business since 1875. Prudential is an indirect wholly-owned subsidiary of Prudential Financial, Inc. ("Prudential Financial"), a New Jersey insurance holding company. As Pruco Life of New Jersey's ultimate parent, Prudential Financial exercises significant influence over the operations and capital structure of Pruco Life of New Jersey and Prudential. However, neither Prudential Financial, Prudential, nor any other related company has any legal responsibility to pay amounts that Pruco Life of New Jersey may owe under the contract.

   Pruco Life of New Jersey publishes annual and quarterly reports that are filed with the SEC. These reports contain financial information about Pruco Life of New Jersey that is annually audited by independent accountants. Pruco Life of New Jersey's annual report for the year ended December 31, 2003, together with subsequent periodic reports that Pruco Life of New Jersey files with the SEC, are incorporated by reference into this prospectus. You can obtain copies, at no cost, of any and all of this information, including the Pruco Life of New Jersey annual report that is not ordinarily mailed to contract owners, the more current reports and any subsequently filed documents at no cost by contacting us at the address or telephone number listed on the cover. The SEC file number for Pruco Life of New Jersey is 33-18053. You may read and copy any filings made by Pruco Life of New Jersey with the SEC at the SEC's Public Reference Room at 450 Fifth Street, Washington, D.C. 20549-0102. You can obtain information on the operation of the Public Reference Room by calling (202) 942-8090. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov.

THE SEPARATE ACCOUNT

We have established a separate account, the Pruco Life of New Jersey Flexible Premium Variable Annuity Account (separate account), to hold the assets that are associated with the variable annuity contracts. The separate account was established under New Jersey law on May 20, 1996, and is registered with the SEC under the Investment Company Act of 1940, as a unit investment trust, which is a type of investment company. The assets of the separate account are held in the name of Pruco Life of New Jersey and legally belong to us. These assets are kept separate from all of our other assets and may not be charged with liabilities arising out of any other business we may conduct. More detailed information about Pruco Life of New Jersey, including its audited financial statements, is provided in the Statement of Additional Information.

SALE AND DISTRIBUTION OF THE CONTRACT

Prudential Investment Management Services LLC ("PIMS"), 100 Mulberry Street, Newark, New Jersey 07102-4077, acts as the distributor of the contracts under a "best efforts" underwriting agreement with Pruco Life of New Jersey under which PIMS is reimbursed for its costs and expenses. PIMS is an indirect wholly-owned subsidiary of Prudential Financial, Inc. and is a limited liability corporation organized under Delaware law in 1996. It is a registered broker-dealer under the Securities Exchange Act of 1934 (Exchange Act) and a member of the National Association of Securities Dealers, Inc. (NASD).

   Commissions are paid to broker/dealers that are registered under the Exchange Act and/or entities that are exempt from such registration ("firms") according to one or more schedules. The individual representative will receive a portion of the compensation, depending on the practice of the firm. Commissions are generally based on a percentage of purchase payments made, up to a maximum of 7%. Alternative compensation schedules are available that provide a lower initial

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                                                                         PART II
STRATEGIC PARTNERS SELECT PROSPECTUS  SECTIONS 1-9

commission plus ongoing annual compensation based on all or a portion of contract value. We may also provide compensation for providing ongoing service to you in relation to the contract. Commissions and other compensation paid in relation to the contract do not result in any additional charge to you or to the separate account.

   In addition, in an effort to promote the sale of our products (which may include the placement of Pruco Life of New Jersey and/or the contract on a preferred or recommended company or product list and/or access to the firm's registered representatives), we or PIMS may enter into compensation arrangements with certain broker/dealer firms or branches of such firms with respect to certain or all registered representatives of such firms under which such firms may receive separate compensation or reimbursement for, among other things, training of sales personnel and/or marketing and/or administrative and/or other services they provide to us or our affiliates. To the extent permitted by NASD rules and other applicable laws and regulations, PIMS may pay or allow other promotional incentives or payments in the form of cash or non-cash compensation. These arrangements may not be offered to all firms, and the terms of such arrangements may differ between firms. You should note that firms and individual registered representatives and branch managers within some firms participating in one of these compensation arrangements might receive greater compensation for selling the contract than for selling a different annuity that is not eligible for these compensation arrangements. While compensation is generally taken into account as an expense in considering the charges applicable to an annuity product, any such compensation will be paid by us or PIMS, and will not result in any additional charge to you. Overall compensation paid to the distributing firm does not exceed, based on actuarial assumptions, 8.5% of the purchase payments made. Your registered representative can provide you with more information about the compensation arrangements that apply upon the sale of the contract.

LITIGATION

We are subject to legal and regulatory actions in the ordinary course of our business, including class actions. Pending legal and regulatory actions include proceedings relating to aspects of the businesses and operations that are specific to Pruco Life of New Jersey and that are typical of the businesses in which Pruco Life of New Jersey operates. Class action and individual lawsuits involve a variety of issues and/or allegations, which include sales practices, underwriting practices, claims payment and procedures, premium charges, policy servicing and breach of fiduciary duties to customers. We are also subject to litigation arising out of our general business activities, such as our investments and third party contracts. In certain of these matters, the plaintiffs are seeking large and/or indeterminate amounts, including punitive or exemplary damages.

   Pruco Life of New Jersey's litigation is subject to many uncertainties, and given the complexity and scope, the outcomes cannot be predicted. It is possible that the results of operations or the cash flow of Pruco Life of New Jersey in a particular quarterly or annual period could be materially affected by an ultimate unfavorable resolution of pending litigation and regulatory matters. Management believes, however, that the ultimate outcome of all pending litigation and regulatory matters should not have a material adverse effect on Pruco Life of New Jersey's financial position.

   In January 2004, the NASD fined Prudential Equity Group, Inc. (formerly known as Prudential Securities Incorporated) and PIMS $2 million, and ordered the firms to pay customers $9.5 million for sales of fixed and variable annuities that violated a New York State Insurance Department regulation concerning replacement sales and NASD rules. We brought this matter to the New York Insurance Department and the NASD's attention in response to an internal investigation, and in consultation with both New York and the NASD, we have initiated a remediation program for all affected customers which has already provided $8 million in remediation.

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                                                                         PART II
STRATEGIC PARTNERS SELECT PROSPECTUS  SECTIONS 1-9

ASSIGNMENT

You can assign the contract at any time during your lifetime. We will not be bound by the assignment until we receive written notice. We will not be liable for any payment or other action we take in accordance with the contract if that action occurs before we receive notice of the assignment. An assignment, like any other change in ownership, may trigger a taxable event.

   If the contract is issued under a qualified plan, there may be limitations on your ability to assign the contract. For further information please speak to your financial professional.

FINANCIAL STATEMENTS

The financial statements of the separate account and Pruco Life of New Jersey, the co-issuer of the Strategic Partners Select contract, are included in the Statement of Additional Information.

STATEMENT OF ADDITIONAL INFORMATION

Contents:

-  Company

-  Experts

-  Principal Underwriter

-  Allocation of Initial Purchase Payment

-  Determination of Accumulation Unit Values

-  Federal Tax Status

-  Directors and Officers

-  Financial Statements

HOUSEHOLDING

To reduce costs, we now send only a single copy of prospectuses and shareholder reports to each consenting household, in lieu of sending a copy to each contractowner that resides in the household. If you are a member of such a household, you should be aware that you can revoke your consent to householding at any time, and begin to receive your own copy of prospectuses and shareholder reports, by calling (877) 778-5008.

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                                                                         PART II
STRATEGIC PARTNERS SELECT PROSPECTUS  SECTIONS 1-9

MARKET VALUE
        ADJUSTMENT FORMULA
--------------------------------------------------------------------------------

MARKET VALUE ADJUSTMENT FORMULA

THE ADJUSTMENT INVOLVES THREE AMOUNTS

The Market Value Adjustment, which is applied to withdrawals and transfers made at any time other than the 30-day period following the end of an interest rate period, involves three amounts:

1) The number of whole months remaining in the existing interest rate period.

2) The guaranteed interest rate.

3) The interpolated value of the interest rates that Pruco Life of New Jersey declares for the number of whole years remaining and the duration 1 year longer than the number of whole years remaining in the existing interest rate period.

STATED AS A FORMULA, THE MARKET VALUE IS EQUAL TO:
(M/12) X (R-C)

   not to exceed +0.40 or be less than -0.40; where,

-----------------------------------------------------
M    =    the number of whole months (not to be less
          than one) remaining in the interest-rate
          period.
R    =    the Contract's guaranteed interest-rate
          expressed as a decimal. Thus 6.2% is
          converted to 0.062.
C    =    the interpolated value of the interest
          rates, expressed as a decimal, that Pruco
          Life of New Jersey declares for the number
          of whole years remaining and the duration 1
          year longer than the number of whole years
          remaining as of the date the request for a
          withdrawal or transfer is received or m/365
          x (n+1) year rate + (365-m)/365 x n year
          rate, where "n" equals years and "m" equals
          days remaining in year "n" of the existing
          interest rate period.
-----------------------------------------------------

The Market Value Adjustment is then equal to the Market Value Factor multiplied by the amount subject to a Market Value Adjustment.

STEP BY STEP

The steps below explain how a market value adjustment is calculated.

STEP 1: Divide the number of whole months left in the existing interest rate period (not to be less than one) by 12.

STEP 2: Interpolate the interest rates Pruco Life declares on the date the request for withdrawal or transfer is received for the duration of years equal to the whole number of years determined in Step 1, plus the whole number of years plus 1 additional year.

STEP 3: Subtract this interpolated interest rate from the guaranteed interest rate. The result could be negative.

STEP 4: Multiply the results of Step 1 and Step 2. Again, the result could be negative. If the result is less than -0.4, use the value -0.4. If the result is in between -0.4 and 0.4, use the actual value. If the result is more than 0.4, use the value 0.4.

STEP 5: Multiply the result of Step 3 (which is the Market Value Factor) by the value of the amount subject to a Market Value Adjustment. The result is the Market Value Adjustment.

STEP 6: The result of Step 4 is added to the interest cell. If the Market Value Adjustment is positive, the interest cell will go up in value. If the Market Value Adjustment is negative, the interest cell will go down in value.

   Depending upon when the withdrawal request is made, a withdrawal charge may apply.

   The following example will illustrate the application of a market value adjustment and the determination of the withdrawal charge:

Suppose a contractowner made two invested purchase payments, the first in the amount of $10,000 on December 1, 1995, all of which was allocated to the Equity Subaccount, and the second in the amount of $5,000 on October 1, 1997, all of which was allocated to the MVA option with a guaranteed interest rate of 8% (0.08) for 7 years. A request for withdrawal of $8,500 is made on February 1, 2000 (the contract owner does not provide any withdrawal instructions). On that date the amount in the Equity Subaccount is equal to $12,000 and the amount in the interest cell with a maturity date of September 30, 2004 is $5,985.23, so that the contract fund on that date is equal to $17,985.23.

   On February 1, 2000, the interest rates declared by Pruco Life of New Jersey for the duration's 4 and 5 years

--------------------------------------------------------------------------------

                                                                         PART II
STRATEGIC PARTNERS SELECT PROSPECTUS  SECTIONS 1-9

(4 whole years remaining until September 30, 2004, plus 1 year) are 10.8% and 11.4%, respectively.

The following computations would be made:

1) Calculate the Contract Fund value as of the effective date of the transaction. This would be $17,985.23.

2) Calculate the charge-free amount (the amount of the withdrawal that is not subject to a withdrawal charge).

   DATE     PAYMENT   FREE
   -------------------------
   12/1/95  $10,000   $1,000
   12/1/96            $2,000
   10/1/97  $5,000    $2,500
   12/1/97            $4,000
   12/1/98            $5,500
   12/1/99            $7,000

   The charge-free amount in the fifth Contract year is 10% of $15,000 (total purchase payments) plus $5,500 (the charge-free amount available in the fourth Contract year) for a total of $7,000.

3) Since the withdrawal request is in the fifth Contract year, a 3% withdrawal charge rate applies to any portion of the withdrawal which is not charge-free.

    --------------------------------------------
     $8,500.00  requested withdrawal amount
    -$7,000.00  charge-free
    --------------------------------------------
     $1,500.00  additional amount needed to
                complete withdrawal

   The Contract provides that the Contract Fund will be reduced by an amount which, when reduced by the withdrawal charge, will equal the amount requested. Therefore, in order to produce the amount needed to complete the withdrawal request ($1,500), we must "gross-up" that amount, before applying the withdrawal charge rate. This is done by dividing by 1 minus the withdrawal charge rate.
   -----------------------------------------------------------

     $1,500.00 / (1-.03) =
     $1,500.00 / 0.97 = $1,546.39 grossed-up amount

   Please note that a 3% withdrawal charge on this grossed-up amount reduces it to $1,500, the balance needed to complete the request.

    --------------------------------------------
     $1,546.39  grossed-up amount
       X   .03  withdrawal charge rate
    --------------------------------------------
        $46.39  withdrawal charge

4) The Market Value Factor is determined as described in steps 1 through 5, above. In this case, it is equal to 0.08 (8% is the guaranteed rate in the existing cell) minus 0.11 (11% is the interpolated value for the interest rates that would be offered for interest cells with durations of whole years remaining and whole year plus 1 remaining in the existing interest rate period), which is -0.03, multiplied by 4.58333 (55 months remaining until September 30, 2004, divided by 12) or -0.13750. Thus, there will be a negative Market Value Adjustment of approximately 14% of the amount in the interest cell that is subject to the adjustment.

    --------------------------------------------
         -0.13750 X $5,985.23 =
       -822.97  negative MVA
     $5,985.23  unadjusted value
    --------------------------------------------
     $5,162.26  adjusted value
    $12,000.00  equity value
    --------------------------------------------
    $17,162.26  adjusted contract fund

5) The total amount to be withdrawn, $8,546.39, (sum of the surrender charge, $46.39, and the requested withdrawal amount of $8,500) is apportioned over all accounts making up the Contract Fund following the Market Value Adjustments, if any, associated with the MVA option.

    ------------------------------------------------
    Equity
    ($12,000/$17,162.26) X $8,546.39   =  $5,975.71
    ------------------------------------------------
    7-Yr MVA
    ($5,162.26/$17,162.26) X $8,546.39 =  $2,570.68
                                          ---------
                                          $8,546.39

6) The adjusted value of the interest cell, $5,162.26, reduced by the withdrawal of $2,570.68 leaves $2,591.58. This amount must be "unadjusted" by dividing it by 0.86250 (1 plus the Market Value Adjustment of -0.13750) to determine the amount remaining in the interest cell to which the guaranteed interest-rate of 8% will continue to be credited until September 30, 2004 or a subsequent withdrawal. That amount is $3,004.73.

                                                                         PART II
STRATEGIC PARTNERS SELECT PROSPECTUS  SECTIONS 1-9

IRA DISCLOSURE STATEMENT
--------------------------------------------------------------------------------
PART II  STRATEGIC PARTNERS FLEXELITE PROSPECTUS  SECTIONS 1-9

This statement is designed to help you understand the requirements of federal tax law which apply to your individual retirement annuity (IRA), your Roth IRA, or to one you purchase for your spouse. You can obtain more information regarding your IRA either from your sales representative or from any district office of the Internal Revenue Service. Those are federal tax law rules; state tax laws may vary.

FREE LOOK PERIOD

The annuity contract offered by this prospectus gives you the opportunity to return the contract for a refund (less any applicable federal and state income tax withholding) within 10 days after it is delivered. The amount of the refund is dictated by state law. This is a more liberal provision than is required in connection with IRAs. To exercise this "free-look" provision, return the contract to the representative who sold it to you or to the Prudential Annuity Service Center at the address shown on the first page of this prospectus.

ELIGIBILITY REQUIREMENTS

IRAs are intended for all persons with earned compensation whether or not they are covered under other retirement programs. Additionally, if you have a non-working spouse (and you file a joint tax return), you may establish an IRA on behalf of your non-working spouse. A working spouse may establish his or her own IRA. A divorced spouse receiving taxable alimony (and no other income) may also establish an IRA.

CONTRIBUTIONS AND DEDUCTIONS

Contributions to your IRA will be deductible if you are not an "active participant" in an employer maintained qualified retirement plan or you have "Adjusted Gross Income" (as defined under Federal tax laws) which does not exceed the "applicable dollar limit." IRA contributions must be made by no later than the due date for filing your income tax return for that year. For a single taxpayer, the applicable dollar limitation is $45,000 in 2004, with the amount of IRA contribution which may be deducted reduced proportionately for Adjusted Gross Income between $45,000 -- $55,000. For married couples filing jointly, the applicable dollar limitation is $65,000, with the amount of IRA contribution which may be deducted reduced proportionately between $65,000 -- $75,000. There is no deduction allowed for IRA contributions when Adjusted Gross Income reaches $55,000 for individuals and $75,000 for married couples filing jointly. Income limits are scheduled to increase until 2006 for single taxpayers and 2007 for married taxpayers.

   The maximum tax deductible annual contribution that a divorced spouse with no other income may make to an IRA is the lesser of (1) the maximum amount allowed by law, including catch-up contributions if applicable or (2) 100% of taxable alimony.

   If you should contribute more than the maximum contribution amount to your IRA, the excess amount will be considered an "excess contribution." You are permitted to withdraw an excess contribution from your IRA before your tax filing date without adverse tax consequences. If, however, you fail to withdraw any such excess contribution before your tax filing date, a 6% excise tax will be imposed on the excess for the tax year of contribution.

   Once the 6% excise tax has been imposed, an additional 6% penalty for the following tax year can be avoided if the excess is (1) withdrawn before the end of the following year, or (2) treated as a current contribution for the following year. (See "Premature Distributions" on page 53).

IRA FOR NON-WORKING SPOUSE

If you establish an IRA for yourself, you may also be eligible to establish an IRA for your "non-working" spouse. In order to be eligible to establish such a spousal IRA, you must file a joint tax return with your spouse and, if your non-working spouse has compensation, his/her compensation must be less than your compensation for the year. Contributions of up to the maximum amount allowed by law, including catch-up contributions if applicable, may be made to your IRA and the spousal IRA if the combined compensation of you and your spouse is at least equal to the amount contributed. If requirements for deductibility (including income levels) are met, you will be able to deduct an

--------------------------------------------------------------------------------
PART II  STRATEGIC PARTNERS FLEXELITE PROSPECTUS  SECTIONS 1-9

                                                                         PART II
STRATEGIC PARTNERS SELECT PROSPECTUS  SECTIONS 1-9

amount equal to the least of (i) the amount contributed to the IRAs; (ii) twice the maximum amount allowed by law, including catch-up contributions if applicable; or (iii) 100% of your combined gross income.

   Contributions in excess of the contribution limits may be subject to penalty. See "Contributions And Deductions" on page 52. If you contribute more than the allowable amount, the excess portion will be considered an excess contribution. The rules for correcting it are the same as discussed above for regular IRAs.

   Other than the items mentioned in this section, all of the requirements generally applicable to IRAs are also applicable to IRAs established for non-working spouses.

ROLLOVER CONTRIBUTION

Once every year, you are permitted to withdraw any portion of the value of your IRA and reinvest it in another IRA. Withdrawals may also be made from other IRAs and contributed to this contract. This transfer of funds from one IRA to another is called a "rollover" IRA. To qualify as a rollover contribution, the entire portion of the withdrawal must be reinvested in another IRA within 60 days after the date it is received. You will not be allowed a tax-deduction for the amount of any rollover contribution.

   A similar type of rollover to an IRA can be made with the proceeds of a qualified distribution from a qualified retirement plan or tax-sheltered annuity. Properly made, such a distribution will not be taxable until you receive payments from the IRA created with it. You may later roll over such a contribution to another qualified retirement plan. (You may roll less than all of a qualified distribution into an IRA, but any part of it not rolled over will be currently includable in your income without any capital gains treatment.) Funds can also be rolled over from an IRA or Simplified Employee Pension IRA to an IRA or to another qualified retirement plan or 457 government plan.

DISTRIBUTIONS

(a) PREMATURE DISTRIBUTIONS

At no time can your interest in your IRA be forfeited. To insure that your contributions will be used for retirement, the federal tax law does not permit you to use your IRA as security for a loan. Furthermore, as a general rule, you may not sell or assign your interest in your IRA to anyone. Use of an IRA as security or assignment of it to another will invalidate the entire annuity. It then will be includable in your income in the year it is invalidated and will be subject to a 10% tax penalty if you are not at least age 59 1/2 or totally disabled. (You may, however, assign your IRA without penalty to your former spouse in accordance with the terms of a divorce decree.)

   You may surrender any portion of the value of your IRA. In the case of a partial surrender which does not qualify as a rollover, the amount withdrawn will be includable in your income and subject to the 10% penalty if you are not at least age 59 1/2 or totally disabled unless you comply with special rules requiring distributions to be made at least annually over your life expectancy.

   The 10% tax penalty does not apply to the withdrawal of an excess contribution as long as the excess is withdrawn before the due date of your tax return. Withdrawals of excess contributions after the due date of your tax return will generally be subject to the 10% penalty unless the excess contribution results from erroneous information from a plan trustee making an excess rollover contribution or unless you are over age 59 1/2 or are disabled.

(b) DISTRIBUTION AFTER AGE 59 1/2

Once you have attained age 59 1/2 (or have become totally disabled), you may elect to receive a distribution of your IRA regardless of when you actually retire. In addition, you must commence distributions from your IRA by April 1 following the year you attain age 70 1/2. If you own more than one IRA, you can choose to satisfy your minimum distribution requirement for each of your IRAs by withdrawing that amount from any of your IRAs. You may elect to receive the distribution under

IRA DISCLOSURE STATEMENT CONTINUED
--------------------------------------------------------------------------------
PART II  STRATEGIC PARTNERS FLEXELITE PROSPECTUS  SECTIONS 1-9

                                                                         PART II
STRATEGIC PARTNERS SELECT PROSPECTUS  SECTIONS 1-9

any one of the periodic payment options available under the contract. The distributions from your IRA under any one of the period payment options, or in one sum, will be treated as ordinary income as you receive them, to the degree that you have made deductible contributions. If you have made both deductible and nondeductible contributions, the portion of the distribution attributable to the nondeductible contribution will be tax-free.

(c) INADEQUATE DISTRIBUTIONS--50% TAX

Your IRA is intended to provide retirement benefits over your lifetime. Thus, federal tax law requires that you either (1) receive a lump-sum distribution of your IRA by April 1 of the year following the year in which you attain age
70 1/2 or (2) start to receive periodic payments by that date. If you elect to receive periodic payments, those payments must be sufficient to pay out the entire value of your IRA during your life expectancy (or over the joint life expectancies of you and your spouse/beneficiary). The calculation method is defined under IRS regulations. If the payments are not sufficient to meet these requirements, an excise tax of 50% will be imposed on the amount of any underpayment.

(d) DEATH BENEFITS

If you (or your surviving spouse) die before receiving the entire value of your IRA, the remaining interest must be distributed to your beneficiary (or your surviving spouse's beneficiary) in one lump-sum by December 31st of the fifth year after your (or your surviving spouse's) death, or applied to purchase an immediate annuity for the beneficiary, or as a program of minimum distributions. This annuity or minimum distribution program must be payable over the life expectancy of the beneficiary beginning by December 31st of the year following the year after your or your spouse's death. If your spouse is the designated beneficiary, he or she is treated as the owner of the IRA. If minimum required distributions have begun, and no designated beneficiary is identified by December 31st of the year following the year of death, the entire amount must be distributed based on the life expectancy of the owner using the owner's age prior to death. A distribution of the balance of your IRA upon your death will not be considered a gift for federal tax purposes, but will be included in your gross estate for purposes of federal estate taxes.

ROTH IRAS

Section 408A of the Code permits eligible individuals to contribute to a type of IRA known as a "Roth IRA." Contributions may be made to a Roth IRA by taxpayers with adjusted gross incomes of less than $160,000 for married individuals filing jointly and less than $110,000 for single individuals. Married individuals filing separately are not eligible to contribute to a Roth IRA. The maximum amount of contributions allowable for any taxable year to all IRAs maintained by an individual is generally the lesser of the maximum amount allowed by law and 100% of compensation for that year (the maximum amount allowed by law is phased out for incomes between $150,000 and $160,000 for married and between $95,000 and $110,000 for singles). The contribution limit is reduced by the amount of any contributions made to a traditional IRA. Contributions to a Roth IRA are not deductible.

   For taxpayers with adjusted gross income of $100,000 or less, all or part of amounts in a traditional IRA may be converted, transferred or rolled over to a Roth IRA. Some or all of the IRA value will typically be includable in the taxpayer's gross income. Provided a rollover contribution meets the requirements of IRAs under Section 408(d)(3) of the Code, a rollover may be made from a Roth IRA to another Roth IRA.

   UNDER SOME CIRCUMSTANCES, IT MAY NOT BE ADVISABLE TO ROLL OVER, TRANSFER OR CONVERT ALL OR PART OF A TRADITIONAL IRA TO A ROTH IRA. PERSONS CONSIDERING A ROLLOVER, TRANSFER OR CONVERSION SHOULD CONSULT THEIR OWN TAX ADVISOR.

   "Qualified distributions" from a Roth IRA are excludable from gross income. A "qualified distribution" is a distribution that satisfies two requirements: (1) the distribution must be made (a) after the owner of the IRA attains age 59 1/2;
(b) after the owner's death; (c) due to the owner's disability; or (d) for a qualified first time homebuyer distribution

--------------------------------------------------------------------------------
PART II  STRATEGIC PARTNERS FLEXELITE PROSPECTUS  SECTIONS 1-9

                                                                         PART II
STRATEGIC PARTNERS SELECT PROSPECTUS  SECTIONS 1-9

within the meaning of Section 72(t)(2)(F) of the Code; and (2) the distribution must be made in the year that is at least five tax years after the first year for which a contribution was made to any Roth IRA established for the owner or five years after a rollover, transfer, or conversion was made from a traditional IRA to a Roth IRA. Distributions from a Roth IRA that are not qualified distributions will be treated as made first from contributions and then from earnings, and taxed generally in the same manner as distributions from a traditional IRA.

   Distributions from a Roth IRA need not commence at age 70 1/2. However, if the owner dies before the entire interest in a Roth IRA is distributed, any remaining interest in the contract must be distributed under the same rules applied to traditional IRAs where death occurs before the required beginning date.

REPORTING TO THE IRS

Whenever you are liable for one of the penalty taxes discussed above (6% for excess contributions, 10% for premature distributions or 50% for underpayments), you must file Form 5329 with the Internal Revenue Service. The form is to be attached to your federal income tax return for the tax year in which the penalty applies. Normal contributions and distributions must be shown on your income tax return for the year to which they relate. If you were at least 70 1/2 at the end of the prior year, we will indicate to you and to the IRS, on Form 5498, that your account is subject to minimum required distributions.

                                                                         PART II
STRATEGIC PARTNERS SELECT PROSPECTUS  SECTIONS 1-9

         APPENDIX
--------------------------------------------------------------------------------

ACCUMULATION UNIT VALUES
--------------------------------------------------------------------------------

                                                                         PART II
STRATEGIC PARTNERS SELECT PROSPECTUS  SECTIONS 1-9

--------------------------------------------------------------------------------


ACCUMULATION UNIT VALUES:
---------------------------------------------------------------------------------------------------------------------------------
                                         ACCUMULATION UNIT VALUE       ACCUMULATION UNIT VALUE       NUMBER OF ACCUMULATION UNITS
                                         AT BEGINNING OF PERIOD           AT END OF PERIOD           OUTSTANDING AT END OF PERIOD
JENNISON PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------------
         1/7/2002* to 12/31/2002                $0.87868                      $0.59107                          351,723
         1/1/2003 to 12/31/2003                 $0.59107                      $0.75840                          507,186

PRUDENTIAL EQUITY PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------------
         2/4/2002* to 12/31/2002                $0.97749                      $0.78083                          120,821
         1/1/2003 to 12/31/2003                 $0.78083                      $1.01258                          146,803

PRUDENTIAL GLOBAL PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------------
         1/7/2002* to 12/31/2002                $0.85113                      $0.61886                          211,852
         1/1/2003 to 12/31/2003                 $0.61886                      $0.81734                          237,646

PRUDENTIAL MONEY MARKET PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------------
         1/7/2002* to 12/31/2002                $1.01184                      $1.01170                          292,999
         1/1/2003 to 12/31/2003                 $1.01170                      $1.00488                          110,158

PRUDENTIAL STOCK INDEX PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------------
         1/7/2002* to 12/31/2002                $0.91739                      $0.69297                          370,035
         1/1/2003 to 12/31/2003                 $0.69297                      $0.87500                          549,623

PRUDENTIAL VALUE PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------------
         2/4/2002* to 12/31/2002                $0.97745                      $0.79269                          231,534
         1/1/2003 to 12/31/2003                 $0.79269                      $0.99996                          253,028

SP AGGRESSIVE GROWTH ASSET ALLOCATION PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------------
         1/7/2002* to 12/31/2002                $0.87588                      $0.66733                           29,311
         1/1/2003 to 12/31/2003                 $0.66733                      $0.87279                           29,310

SP AIM AGGRESSIVE GROWTH PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------------
         1/7/2002* to 12/31/2002                $0.87951                      $0.68075                           39,997
         1/1/2003 to 12/31/2003                 $0.68075                      $0.84830                          112,867

SP AIM CORE EQUITY PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------------
         1/7/2002* to 12/31/2002                $0.85687                      $0.70189                           42,481
         1/1/2003 to 12/31/2003                 $0.70189                      $0.85528                           87,786

SP ALLIANCE LARGE CAP GROWTH PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------------
         1/7/2002* to 12/31/2002                $0.88501                      $0.59753                          105,508
         1/1/2003 to 12/31/2003                 $0.59753                      $0.72895                          193,138

SP BALANCED ASSET ALLOCATION PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------------
         1/7/2002* to 12/31/2002                $0.95377                      $0.82546                          190,870
         1/1/2003 to 12/31/2003                 $0.82546                      $0.99909                        1,261,977

SP CONSERVATIVE ASSET ALLOCATION PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------------
         1/7/2002* to 12/31/2002                $0.98860                      $0.91217                          560,196
         1/1/2003 to 12/31/2003                 $0.91217                      $1.04674                          805,336

--------------------------------------------------------------------------------

                                                                         PART II
STRATEGIC PARTNERS SELECT PROSPECTUS  SECTIONS 1-9

ACCUMULATION UNIT VALUES (CONTINUED):
---------------------------------------------------------------------------------------------------------------------------------
                                         ACCUMULATION UNIT VALUE       ACCUMULATION UNIT VALUE       NUMBER OF ACCUMULATION UNITS
                                         AT BEGINNING OF PERIOD           AT END OF PERIOD           OUTSTANDING AT END OF PERIOD
SP DAVIS VALUE PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------------
         1/7/2002* to 12/31/2002                $0.92223                      $0.76351                          355,707
         1/1/2003 to 12/31/2003                 $0.76351                      $0.93719                          558,220

SP DEUTSCHE INTERNATIONAL EQUITY PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------------
         1/7/2002* to 12/31/2002                $0.84991                      $0.69085                           79,223
         1/1/2003 to 12/31/2003                 $0.69085                      $0.86667                          140,560

SP GOLDMAN SACHS SMALL CAP VALUE PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------------
         1/7/2002* to 12/31/2002                $1.00968                      $0.84509                          282,405
         1/1/2003 to 12/31/2003                 $0.84509                      $1.10812                          331,507

SP GROWTH ASSET ALLOCATION PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------------
         1/7/2002* to 12/31/2002                $0.91535                      $0.74090                          341,199
         1/1/2003 to 12/31/2003                 $0.74090                      $0.93617                          464,355

SP LARGE CAP VALUE PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------------
         1/7/2002* to 12/31/2002                $0.93269                      $0.76054                          186,634
         1/1/2003 to 12/31/2003                 $0.76054                      $0.94961                          242,010

SP MFS CAPITAL OPPORTUNITIES PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------------
         1/7/2002* to 12/31/2002                $0.82477                      $0.56912                           28,083
         1/1/2003 to 12/31/2003                 $0.56912                      $0.71086                           67,272

SP MID CAP GROWTH PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------------
         1/7/2002* to 12/31/2002                $0.81135                      $0.43076                           87,322
         1/1/2003 to 12/31/2003                 $0.43076                      $0.59441                          148,454

SP PIMCO HIGH YIELD PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------------
         1/7/2002* to 12/31/2002                $1.02021                      $0.99971                          312,153
         1/1/2003 to 12/31/2003                 $0.99971                      $1.20555                          479,168

SP PIMCO TOTAL RETURN PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------------
         1/7/2002* to 12/31/2002                $1.04393                      $1.12110                        1,106,672
         1/1/2003 to 12/31/2003                 $1.12110                      $1.16879                        1,317,769

SP PRUDENTIAL US EMERGING GROWTH PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------------
         1/7/2002* to 12/31/2002                $0.87575                      $0.58438                          131,556
         1/1/2003 to 12/31/2003                 $0.58438                      $0.81789                          170,581

SP STATE STREET RESEARCH SMALL CAP GROWTH PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------------
         1/7/2002* to 12/31/2002                $0.93648                      $0.63614                           79,868
         1/1/2003 to 12/31/2003                 $0.63614                      $0.84421                           87,678

SP STRATEGIC PARTNERS FOCUSED GROWTH PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------------
         1/7/2002* to 12/31/2002                $0.86130                      $0.63048                           34,616
         1/1/2003 to 12/31/2003                 $0.63048                      $0.78159                           32,861

--------------------------------------------------------------------------------

                                                                         PART II
STRATEGIC PARTNERS SELECT PROSPECTUS  SECTIONS 1-9


ACCUMULATION UNIT VALUES (CONTINUED):
---------------------------------------------------------------------------------------------------------------------------------
                                         ACCUMULATION UNIT VALUE       ACCUMULATION UNIT VALUE       NUMBER OF ACCUMULATION UNITS
                                         AT BEGINNING OF PERIOD           AT END OF PERIOD           OUTSTANDING AT END OF PERIOD
SP TECHNOLOGY PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------------
         1/7/2002* to 12/31/2002                $0.85333                      $0.46943                           11,136
         1/1/2003 to 12/31/2003                 $0.46943                      $0.65839                           10,776

SP WILLIAM BLAIR INTERNATIONAL GROWTH PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------------
         1/7/2002* to 12/31/2002                $0.75949                      $0.57004                          125,554
         1/1/2003 to 12/31/2003                 $0.57004                      $0.78386                          122,744

JANUS ASPEN SERIES GROWTH PORTFOLIO--
SERVICE SHARES
---------------------------------------------------------------------------------------------------------------------------------
         1/7/2002* to 12/31/2002                $0.79756                      $0.56521                           44,823
                                                $0.56521                      $0.73210                           77,593

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

PART III PROSPECTUSES
--------------------------------------------------------------------------------
VARIABLE INVESTMENT OPTIONS

ORD01009NY